Exhibit 10.38

LIMITED WAIVER AND AMENDMENT NO. 18 TO CREDIT AGREEMENT

This LIMITED WAIVER AND AMENDMENT NO. 18 TO CREDIT AGREEMENT (this “Waiver and Amendment”) is dated as of December 22, 2009 by and among INTERNATIONAL TEXTILE GROUP, INC., a Delaware corporation (“ITG”), the other Borrowers and Credit Parties signatory hereto, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, for itself and as Agent (“Agent”), and the other Lenders signatory hereto. Unless otherwise specified herein, capitalized terms used in this Waiver and Amendment shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).

R E C I T A L S:

WHEREAS, Borrowers, the other Credit Parties, the Agent and the Lenders entered into that certain Credit Agreement dated as of December 29, 2006 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the parties to the Credit Agreement have agreed to a limited waiver and amendment to the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1 Limited Waiver. The Agent and the Lenders hereby waive any breach of Section 4.1 of the Credit Agreement, and any Default or Event of Default as a result thereof, solely to the extent that Borrowers failed to deliver to the Agent an unqualified opinion (as to going concern) in connection with Borrowers’ delivery of a copy of the audited consolidated balance sheets of ITG and each of its Subsidiaries (including the Excluded Subsidiaries) as at the end of fiscal year ended December 31, 2008 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year.

2 Amendment to Credit Agreement. The Credit Agreement is hereby amended as reflected in Annex A hereto, which amendments include, without limitation, an amendment and restatement of Section 8.1(d) to read as follows:

“(d) Collateral Agents. Notwithstanding anything contained in this Article VIII or any other Loan Document to the contrary, no Collateral Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such or as expressly set forth below in this Section 8.1(d). All determinations under this Agreement and the other Loan Documents (including modifications to such Loan Documents) related, directly or indirectly, to the Collateral, borrowing base eligibility standards or reserves, intercreditor arrangements, collateral information rights, access rights, appraisal rights or audit rights (including, for the avoidance of doubt, any such determinations which are assigned to the Agent pursuant to this Agreement and other Loan Documents) shall be made by the Collateral Agents as set forth in this Section 8.1(d) (hereinafter collectively referred to as a “Collateral Matter”). If a Collateral Agent makes any proposal with respect to a Collateral Matter (including without limitation, proposes an adjustment or revision or interpretation of borrowing base eligibility standards or reserves), the other Collateral Agent shall respond to such proposal within three (3) Business Days. In the event that the Collateral Agents cannot agree on a determination with respect to a Collateral Matter, the determination shall be made by the individual Collateral Agent either asserting the more conservative credit judgment or declining to permit the requested action for which consent is being sought by the Borrowers, as applicable. Notwithstanding the foregoing, the records of Agent shall control with respect to all matters relating to the Loans, the Letters of Credit and the Collateral.”

3 Amendment to Credit Agreement Schedules. Schedule 1.1(A) to the Credit Agreement is hereby amended as reflected in Annex B hereto (the Lenders listed therein, the “Extending Lenders”).

4 Representations and Warranties. In order to induce Agent and the Lenders to enter into this Waiver and Amendment, each Borrower and each other Credit Party represents and warrants to Agent and each Lender (which representations and warranties shall survive the execution and delivery of this Waiver and Amendment), that:

(a) the execution, delivery and performance by each Credit Party of this Waiver and Amendment has been duly authorized by all necessary corporate and partnership action and this Waiver and Amendment is a legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms; and

(b) upon the effectiveness of this Waiver and Amendment, all of the representations and warranties contained in the Credit Agreement and in the other Loan Documents (other than those which speak expressly only as of an earlier date) are true and correct in all material respects on and as of the date of the effectiveness of this Waiver and Amendment after giving effect to this Waiver and Amendment and the transactions contemplated hereby.

5 Conditions to Effectiveness. This Waiver and Amendment shall be effective on the date when each of the following conditions has been satisfied:

(a) Agent shall have received all of the agreements, documents, instruments and other items set forth on the Closing Documents Checklist attached hereto as Annex C required to be delivered as of the date hereof, each in form and substance reasonably satisfactory to Agent;

(b) Wells Fargo Foothill, LLC shall have received from the Extending Lenders an aggregate amount equal to the WFF Payment Amount (as defined in Annex A hereto);

(c) The CIT Group/Commercial Services, Inc. shall have received from the Extending Lenders an aggregate amount equal to the CIT Payment Amount (as defined in Annex A hereto);

(d) Agent shall have received, to the extent invoiced, payment of all out-of-pocket expenses (including the legal fees and expenses of Latham & Watkins LLP, special counsel to the Agent); and

(e) Agent, for the ratable benefit of the Extending Lenders, as consideration for execution and delivery of this Waiver and Amendment, shall have received an amendment fee in the amount of $750,000, which amendment fee shall be fully earned on the date hereof and shall be non-refundable when paid.

6 Conditions Subsequent. Agent shall have received all of the agreements, documents, instruments and other items set forth on the Post Closing Documents Checklist attached hereto as Annex D within the period of time set forth therein for delivery (each such period, as may be extended by the Agent in its sole discretion), each in form and substance reasonably satisfactory to Agent. Failure by Borrowers to execute and deliver any such agreements, documents, instruments and other items in accordance with the previous sentence shall constitute an immediate Event of Default under the Credit Agreement

7 Miscellaneous.

7.1 Effect; Ratification.

(a) Except as specifically set forth above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, each Credit Party reaffirms its guaranty of the Obligations and the Liens securing those guaranties.

(b) The execution, delivery and effectiveness of this Waiver and Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document, nor constitute amendment of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein. Upon the effectiveness of this Waiver and Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

(c) Each Credit Party acknowledges and agrees that the amendments set forth herein are effective solely for the purposes set forth herein and that the execution and delivery by Agent and the Lenders of this Waiver and Amendment shall not be deemed (i) except as expressly provided in this Waiver and Amendment, to be a consent to any amendment, waiver or modification of any term or condition of the Credit Agreement or of any other Loan Document, (ii) to create a course of dealing or otherwise obligate

Agent or Lenders to forbear, waive, consent or execute similar amendments under the same or similar circumstances in the future, or (iii) to amend, prejudice, relinquish or impair any right of Agent or Lenders to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Waiver and Amendment.

7.2 Counterparts and Signatures by Fax. This Waiver and Amendment may be executed in any number of counterparts, each such counterpart constituting an original but all together one and the same instrument. Any party delivering an executed counterpart of this Waiver and Amendment by fax shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Waiver and Amendment.

7.3 Severability. In case any provision in or obligation under this Waiver and Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

7.4 Loan Document. This Waiver and Amendment shall constitute a Loan Document.

7.5 GOVERNING LAW. THIS WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL, IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Amendment as of the date first above written.

BORROWERS:

INTERNATIONAL TEXTILE GROUP, INC.
BURLINGTON INDUSTRIES LLC
CONE JACQUARDS LLC
CONE DENIM LLC
CARLISLE FINISHING LLC
SAFETY COMPONENTS FABRIC
TECHNOLOGIES, INC.

By:	/s/ Neil W. Koonce
Name:
Title:

NARRICOT INDUSTRIES LLC

By: International Textile Group, Inc., its sole member

By:	/s/ Joseph L. Gorga
Name:
Title:

[Signature Page to Limited Waiver and Amendment No. 18 to Credit Agreement]

OTHER CREDIT PARTIES:

APPAREL FABRICS PROPERTIES, INC.
BURLINGTON INDUSTRIES V, LLC
CONE ADMINISTRATIVE AND SALES LLC
CONE INTERNATIONAL HOLDINGS II, INC.
INTERNATIONAL TEXTILE GROUP ACQUISITION GROUP LLC
BURLINGTON WORLDWIDE INC.
CONE DENIM WHITE OAK LLC
CONE INTERNATIONAL HOLDINGS, INC.
CONE ACQUISITION LLC
WLR CONE MILLS IP, INC.

By:	/s/ Neil W. Koonce
Name:
Title:

VALENTEC WELLS, LLC

By: International Textile Group, Inc., its sole member

By:	/s/ Neil W. Koonce
Name:
Title:

[Signature Page to Limited Waiver and Amendment No. 18 to Credit Agreement]

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as the Agent and a Lender

By:	/s/ James DeSantis
Title:	Its Duly Authorized Signatory

[Signature Page to Limited Waiver and Amendment No. 18 to Credit Agreement]

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa
Name:
Title:	Director

By:	/s/ Mary E. Evans
Name:
Title:	Director

[Signature Page to Limited Waiver and Amendment No. 18 to Credit Agreement]

THE CIT GROUP/COMMERCIAL SERVICES, INC., as a Lender

By:	/s/ M. Kim Carpenter
Name:
Title:

[Signature Page to Limited Waiver and Amendment No. 18 to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ John Yankauskas
Name:
Title:

[Signature Page to Limited Waiver and Amendment No. 18 to Credit Agreement]

WELLS FARGO FOOTHILL LLC, as a Lender

By:	/s/ Ilene Silberman
Name:
Title:

[Signature Page to Limited Waiver and Amendment No. 18 to Credit Agreement]

ANNEX A

$75,000,000 CREDIT FACILITY

CREDIT AGREEMENT

Dated as of December 29, 2006

by and among

INTERNATIONAL TEXTILE GROUP, INC.,

BURLINGTON INDUSTRIES LLC,

CARLISLE FINISHING LLC,

CONE DENIM LLC,

CONE JACQUARDS LLC,

SAFETY COMPONENTS FABRIC TECHNOLOGIES, INC.,

NARRICOT INDUSTRIES LLC,

as the Borrowers,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES

GENERAL ELECTRIC CAPITAL CORPORATION

for itself, as a Lender, as L/C Issuer, Swingline Lender, Co-Collateral Agent and as the Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

BANK OF AMERICA, N.A.,

as Documentation Agent, Co-Lead Arranger and Co-Collateral Agent,

UBS SECURITIES LLC,

as Co-Bookrunner,

GE CAPITAL MARKETS, INC.,

as Co-Lead Arranger and Co-Bookrunner

TABLE OF CONTENTS

ARTICLE I - THE CREDITS		2
1.1	Amounts and Terms of Commitments	2
1.2	Notes	9
1.3	Interest	9
1.4	Loan Accounts	10
1.5	Procedure for Revolving Credit Borrowing	11
1.6	Conversion and Continuation Elections	12
1.7	Optional Prepayments	13
1.8	Mandatory Prepayments of Loans and Commitment Reductions	13
1.9	Fees	15
1.10	Payments by the Borrowers	16
1.11	Payments by the Lenders to the Agent; Settlement	18
1.12	Eligible Accounts	20
1.13	Eligible Inventory	22
1.14	Intentionally Omitted	23
1.15	Borrower Representative	23

ARTICLE II - CONDITIONS PRECEDENT		24
2.1	Conditions of Initial Loans	24
2.2	Conditions to All Borrowings	24

ARTICLE III - REPRESENTATIONS AND WARRANTIES		25
3.1	Corporate Existence and Power	25
3.2	Corporate Authorization; No Contravention	26
3.3	Governmental Authorization	26
3.4	Binding Effect	27
3.5	Litigation	27
3.6	No Default	27
3.7	ERISA Compliance	28
3.8	Use of Proceeds; Margin Regulations	28
3.9	Title to Properties	28
3.10	Taxes	28
3.11	Financial Condition	29
3.12	Environmental Matters	30
3.13	Regulated Entities	31
3.14	Solvency	31
3.15	Labor Relations	31
3.16	Intellectual Property	31
3.17	Subsidiaries	31
3.18	Brokers’ Fees; Transaction Fees	32
3.19	Insurance	32
3.20	Full Disclosure	32
3.21	Foreign Assets Control Regulations and Anti-Money Laundering	32

i

ARTICLE IV - AFFIRMATIVE COVENANTS		33
4.1	Financial Statements	33
4.2	Certificates; Other Information	34
4.3	Notices	36
4.4	Preservation of Corporate Existence, Etc.	38
4.5	Maintenance of Property	38
4.6	Insurance	38
4.7	Payment of Obligations	39
4.8	Compliance with Laws	40
4.9	Inspection of Property and Books and Records	41
4.10	Use of Proceeds	41
4.11	Cash Management Systems	41
4.12	Landlord Agreements	41
4.13	Further Assurances; Limitation on Guarantees and Liens	42
4.14	Mandatory Investments	43
4.15	Corporate Separateness	43
4.16	Lender Conference Calls	46

ARTICLE V - NEGATIVE COVENANTS		46
5.1	Limitation on Liens	46
5.2	Disposition of Assets	48
5.3	Consolidations and Mergers	50
5.4	Loans and Investments	50
5.5	Limitation on Indebtedness	52
5.6	Transactions with Affiliates	53
5.7	Management Fees and Compensation	53
5.8	Use of Proceeds	54
5.9	Contingent Obligations	54
5.10	Compliance with ERISA	55
5.11	Restricted Payments	55
5.12	Change in Business	56
5.13	Amendment to Organization Documents	56
5.14	Accounting Changes	56
5.15	Amendments to Related Agreements and Subordinated Indebtedness	56
5.16	No Negative Pledges	57
5.17	OFAC	57
5.18	Press Release and Related Matters	58
5.19	Sale-Leasebacks; Synthetic Leases; Factoring; etc.	58
5.20	Hazardous Materials	58
5.21	Food Security Act	58

ARTICLE VI - FINANCIAL COVENANTS		59
6.1	Fixed Charge Coverage Ratio	59
6.2	Capital Expenditures	59

ARTICLE VII - EVENTS OF DEFAULT		59
7.1	Event of Default	59

7.2	Remedies	62
7.3	Rights Not Exclusive	63
7.4	Cash Collateral for Letters of Credit	63

ARTICLE VIII - THE AGENT		64
8.1	Appointment and Duties	64
8.2	Binding Effect	66
8.3	Use of Discretion	66
8.4	Delegation of Rights and Duties	66
8.5	Reliance and Liability	66
8.6	Agent Individually	68
8.7	Lender Credit Decision	68
8.8	Expenses; Indemnities	68
8.9	Resignation of Agent or L/C Issuer	69
8.10	Release of Collateral or Guarantors	70
8.11	Additional Secured Parties	71

ARTICLE IX - MISCELLANEOUS		71
9.1	Amendments and Waivers	71
9.2	Notices	73
9.3	Electronic Transmissions	74
9.4	No Waiver; Cumulative Remedies	75
9.5	Costs and Expenses	75
9.6	Indemnity	76
9.7	Marshaling; Payments Set Aside	77
9.8	Successors and Assigns	77
9.9	Assignments and Participations; Binding Effect	77
9.10	Confidentiality	79
9.11	Set-off; Sharing of Payments	80
9.12	Counterparts	81
9.13	Severability; Facsimile Signature	81
9.14	Captions	81
9.15	Independence of Provisions	81
9.16	Interpretation	81
9.17	No Third Parties Benefited	82
9.18	Governing Law and Jurisdiction	82
9.19	Waiver of Jury Trial	82
9.20	Entire Agreement; Release; Survival	83
9.21	Patriot Act	83
9.22	Replacement of Lender	83
9.23	Joint and Several	84
9.24	Lender-Creditor Relationship	84
9.25	Judgment Currency	84
9.26	Non-Reliance	85

ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY		85
10.1	Taxes	85

10.2	Illegality	88
10.3	Increased Costs and Reduction of Return	88
10.4	Funding Losses	89
10.5	Inability to Determine Rates	90
10.6	Reserves on LIBOR Rate Loans	90
10.7	Certificates of Lenders	91
10.8	Survival	91

ARTICLE XI - DEFINITIONS		91
11.1	Defined Terms	91
11.2	Other Interpretive Provisions	121
11.3	Accounting Terms and Principles	122
11.4	Payments	122

SCHEDULES

Schedule 1.1(a)	Revolving Loan Commitments
Schedule 1.1(b)	Letters of Credit
Schedule 1.12	Eligible Accounts
Schedule 3.2	Capitalization
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.10	Tax Matters
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 5.1	Liens
Schedule 5.2	Other Dispositions
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Transactions with Affiliates
Schedule 5.9	Contingent Obligations
Schedule 5.16	Negative Pledges
Schedule 11.1(a)	Prior Indebtedness

EXHIBITS

Exhibit 1.1(b)	Form of L/C Request
Exhibit 1.1(d)	Form of Swing Loan Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Borrowing Base Certificate
Exhibit 11.1(c)	Notice of Borrowing
Exhibit 11.1(d)	Revolving Note
Exhibit 11.1(e)	Form of Swing Line Note

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of December 29, 2006, by and among International Textile Group, Inc., a Delaware corporation (f/k/a Safety Components International, Inc.) (“ITG”), Burlington Industries LLC, a Delaware limited liability company (“Burlington”), Carlisle Finishing LLC, a Delaware limited liability company (“Carlisle”), Cone Denim LLC, a Delaware limited liability company (“Denim”), Cone Jacquards LLC, a Delaware limited liability company (“Jacquards”), Safety Components Fabric Technologies, Inc., a Delaware corporation (“SCFTI”), Narricot Industries LLC, a Delaware limited liability company (“Narricot”) (ITG, Burlington, Carlisle, Denim, Jacquards, SCFTI and Narricot are sometimes referred to herein together as the “Borrowers” and individually as a “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as the Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender) and L/C Issuer, such Lenders and Bank of America, N.A. and GE Capital, as co-collateral agents (the “Collateral Agents”). As used herein, the terms “Borrower” and “Borrowers” shall (i) exclude any Borrower that has been released as a borrower under this Agreement in accordance with Section 1.16 hereof effective on and after the date any such Borrower is released in accordance with such Section, and (ii) include any Subsidiary that has been added as a Borrower under this Agreement in accordance with Section 1.16 hereof on and after the date any such Borrower is added in accordance with such Section.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement to (a) refinance Prior Indebtedness, provide for working capital, capital expenditures and other general corporate purposes of the Borrowers and (b) fund certain fees and expenses associated with the funding of the Loans;

WHEREAS, each Borrower desires to secure all of its Obligations under the Loan Documents by granting to the Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal and real property in accordance with and subject to the limitations set forth in the Loan Documents;

WHEREAS, subject to the terms hereof, each Credit Party is willing to guarantee all of the Obligations of Borrowers and to grant to Agent, for the benefit of Agent, Lenders and L/C Issuers, a security interest in and lien upon substantially all of its personal and real property;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I - THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) The Revolving Credit.

(i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to any of the Borrowers (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Revolving Loan Commitment” (such amount as the same may be reduced or increased from time to time as a result of one or more assignments pursuant to Section 9.9, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(a) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time will be the lesser of:

(A) the “Borrowing Base” (as calculated pursuant to the Borrowing Base Certificate) in effect from time to time, or

(B) the Aggregate Revolving Loan Commitment then in effect;

less, in either case, the sum of (w) the Availability Block, plus (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans plus (z) such Reserves as may be imposed by the Agent in accordance with the terms of this Agreement.

If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance then the Borrowers shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess; provided that if such excess results from fluctuations in foreign currency exchange rates relating to any outstanding Letter of Credit which is denominated in a currency other than Dollars (a “Currency Overadvance”), such excess must be prepaid within five (5) Business Days.

If the Borrower Representative requests that Revolving Lenders make, or permit to remain outstanding Revolving Loans in excess of the

Borrowing Base (any such excess Revolving Loan is herein referred to as an “Overadvance”), the Agent and the Collateral Agents may, in their sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that the Agent and the Collateral Agents may not cause Revolving Lenders to make, or permit to remain outstanding, (x) aggregate Revolving Loans in excess of the Aggregate Revolving Loan Commitment less the sum of outstanding Swing Loans plus the aggregate amount of Letter of Credit Obligations or (y) an Overadvance in an aggregate amount in excess of 5% of the Aggregate Revolving Loan Commitment. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Commitment Percentage of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement. If an Overadvance remains outstanding for more than ninety (90) days during any three hundred sixty (360) day period, Revolving Loans must be repaid immediately in an amount sufficient to eliminate all of such Overadvance. Furthermore, the Majority Lenders may prospectively revoke the Agent’s and the Collateral Agents’ ability to make or permit Overadvances by written notice to the Agent or the Collateral Agents, as applicable. All Overadvances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and shall bear interest at the default rate under Section 1.3(c) only if not repaid within five (5) Business Days. The funding or sufferance of any Overadvance shall not constitute a waiver by the Agent, the Collateral Agents or Lenders of any Event of Default caused thereby.

(b) Letters of Credit. (i) Commitment and Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower Representative, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the Borrowers (or, as long as the applicable Borrowers remain responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, and subject to Section 5.4(a), for the account of any Subsidiary of a Borrower), Letters of Credit (denominated in Dollars or any other Available Currency) from time to time on any Business Day during the period from the Closing Date through the earlier of the Revolving Termination Date and 7 days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following, after giving effect to such Issuance:

(A) (i) the aggregate outstanding principal balance of Revolving Loans would exceed the Maximum Revolving Loan Balance or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed the US Dollar Equivalent of $17,500,000 (the “L/C Sublimit”);

(B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than 7 days prior to the date specified in clause (a) of the definition of Revolving

Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) the applicable Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not reasonably acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the applicable Borrowers or the Borrower Representative on their behalf (and, if such Letter of Credit is issued for the account of any Subsidiary of a Borrower, such Person), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”). Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in the event of any conflict between the terms or provisions of this Agreement and the terms or provisions of any L/C Reimbursement Agreement, the terms and provisions of this Agreement shall control.

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Agent or the Majority Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

(ii) Notice of Issuance. The Borrower Representative shall give the relevant L/C Issuer and the Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Agent not later than 12:00 noon (New York time) on the third Business Day prior to the date of such requested Issuance, or such later time as is agreed by such L/C Issuer. Such notice may be made in a writing substantially the form of Exhibit 1.1(b) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”) or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Issuance, with such an L/C Request.

(iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Agent (which, after receipt, the Agent shall provide to each Revolving Lender), in form and substance satisfactory to the Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such

Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the applicable Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment; (B) upon the request of the Agent (or any Revolving Lender through the Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrowers. The Borrowers agree to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the applicable Borrowers or the Borrower Representative receive notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Agent of such failure (and, upon receipt of such notice, the Agent shall forward a copy to each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand (which shall be deemed paid in full upon the making of the Revolving Loans described in subsection (vi) below) by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(vi) Reimbursement Obligations of the Revolving Credit Lenders. Upon receipt of the notice described in clause (v) above from the Agent, each Revolving Lender shall pay to the Agent for the account of such L/C Issuer its Commitment Percentage of such L/C Reimbursement Obligation. By making such payment (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the related L/C Obligations. Such participation shall not otherwise be required to be funded. Upon receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all payments received by such L/C Issuer after such payment by such Lender with respect to such portion.

(vii) Obligations Absolute. The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of the Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subsection 1.1(b)(vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Revolving Lender hereunder.

(viii) Outstanding Letters of Credit. The parties hereto agree that the letters of credit issued by Bank of America, N.A. and set forth on Schedule 1.1(b) shall constitute Letters of Credit hereunder.

(c) [Intentionally Omitted].

(d) Swing Loans. (i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender shall make Loans (each a

“Swing Loan”) available to the Borrowers under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date until the Revolving Termination Date in an aggregate principal amount at any time outstanding not to exceed the Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from the Agent or the Majority Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid in full on the earliest of (A) the funding date of any Borrowing of Revolving Loans and (B) the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower Representative shall give to the Agent a notice to be received not later than 2:00 p.m. (New York time) on the day of the proposed Borrowing, which may be made in a writing substantially in the form of Exhibit 1.1(d) duly completed (a “Swingline Request”) or by telephone if confirmed promptly but, in any event, prior to such Borrowing, with such a Swingline Request. In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans (other than a Borrowing to refinance outstanding Swing Loans), the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan available to the Borrowers in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. The Agent shall promptly notify the Swingline Lender of the details of any requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender shall make a Swing Loan available to the Borrowers by making the proceeds thereof available to the Agent and, in turn, the Agent shall make such proceeds available to the Borrowers on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii) Refinancing Swing Loans. The Swingline Lender may (and shall no less frequently than once each week) or, subject to subsection 1.5(a), the Borrower Representative, may at any time forward a demand to the Agent (which the Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to the Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of all or a portion of the outstanding Swing Loans. Each Revolving Lender shall pay such Commitment Percentage to the Agent for the account of the Swingline Lender (A) if the notice or demand therefor was received by such Lender prior to 12:00 p.m. (New York time) on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt. Payments received by the Agent after 2:00 p.m. (New

York time) shall be deemed to be received on the next Business Day. Upon receipt by the Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt of such payment by the Swingline Lender from the Agent, the Borrowers shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender from any Borrower with respect to such portion.

(iv) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, the Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower Representative to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

(e) Interest and principal on all Loans shall be paid in Dollars. For purposes of preparing Borrowing Base Certificates, financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Pounds Sterling, Canadian Dollars and Euros will be converted to Dollars based on (i) GAAP, consistently applied, for the purposes of preparing cash flow statements and income statements and (ii) as of the last day of the relevant period or as of the date of Borrowing Base Certificates for the purposes of preparing balance sheets, Borrowing Base Certificates, or covenants determined as of a specified date. If the Agent receives any payment from or on behalf of any Credit Party in a currency other than the currency in which the relevant Obligation is denominated, the Agent may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds held in a cash collateral account) into the currency in which the relevant Obligation is payable at the exchange rate published in The Wall Street Journal on the Business Day closest in time to the date on which such payment was due. The relevant Obligations shall be satisfied only to the extent of the amount actually received by the Agent upon such conversion. Unless otherwise specified herein, all determinations of US Dollar Equivalents shall be determined by reference to The Wall Street Journal published on the Business Day closest in time to the relevant date of determination or for the relevant period of determination.

1.2 Notes.

(a) The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to the order of such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

(b) Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount equal to the Swingline Commitment.

1.3 Interest.

(a) Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided Swing Loans may not be LIBOR Rate Loans. Commencing on February 1, 2007, and continuing thereafter, the Applicable Margin for Loans shall be adjusted as set forth in the definition of Applicable Margin. Each determination of an interest rate by the Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of demonstrable error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed; provided, that, computations with respect to interest on Base Rate Loans shall be based on a 365/366 day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of any Loan in full.

(c) At the election of the Majority Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(f) or 7.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Obligations owing by them under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be) and, in the case of Obligations under the Loan Documents not subject to an Applicable Margin (other than the fees described in subsection 1.9(c)), at a rate per annum equal to the rate per annum applicable to Revolving Loans which are Base Rate Loans (including the Applicable Margin with respect thereto) plus two percent (2.0%). All such interest shall be payable on demand of the Agent or the Majority Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for, charging or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Agent, on behalf of Lenders, is equal to the total interest that would have been received since the Closing Date had the interest payable hereunder been (but for the operation of this paragraph) permitted at the interest rate payable as provided in this Agreement.

1.4 Loan Accounts.

(a) The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent.

(b) The Agent, acting as agent of the Borrowers solely for tax purposes to the extent provided for in this Agreement and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as the Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by the Agent from a Borrower and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, the Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, the Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent.

1.5 Procedure for Revolving Credit Borrowing.

(a) Each Borrowing of a Revolving Loan shall be made upon the Borrower Representative’s irrevocable (subject to Section 10.5 hereof) written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to 2:00 p.m. (New York time) on the requested Borrowing date in the case of each Base Rate Loan and (ii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 and multiples of $50,000 in excess thereof);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b) Upon receipt of a Notice of Borrowing, the Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c) Unless the Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrowers by the Agent by wire transfer of such amount to the Borrowers pursuant to the wire transfer instructions specified on the signature page hereto.

1.6 Conversion and Continuation Elections.

(a) Borrowers shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by the Borrower Representative by 2:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for a Interest Period designated by the Borrower Representative in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. The Borrower Representative must make such election by notice to the Agent in writing, by fax or overnight courier (or by telephone, to be confirmed in writing on such day) or Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.6. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing and the Agent or the Majority Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof. No Loan may be made as or converted into a LIBOR Rate Loan until 15 days after the Closing Date.

(b) Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender thereof. In addition, the Agent will, with reasonable promptness, notify the Borrower Representative and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against the Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than ten (10) different Interest Periods in effect.

1.7 Optional Prepayments.

(a) The Borrowers may at any time prepay the Loans in whole or in part (other than prepayments which have the effect of permanently reducing the Commitments) in an amount greater than or equal to $100,000 (other than Swing Loans for which no minimum shall apply), in each instance, without penalty or premium but subject to payment of LIBOR breakage costs as provided in Section 10.4.

(b) The Borrowers may at any time upon at least two (2) Business Days’ prior written notice by the Borrower Representative to the Agent, prepay the Loans in whole or in part, which has the effect of permanently reducing the Commitments, in an amount greater than or equal to $1,000,000 (other than Swing Loans for which prior written notice is not required and for which no minimum shall apply), in each instance, without penalty or premium but subject to payment of LIBOR breakage costs as provided in Section 10.4; provided that the Borrowers may not permanently reduce the Commitments in whole unless all Obligations (under and as defined in the Mexican Facility) shall have, either concurrent with or prior to such permanent reduction of Commitments, been indefeasibly paid in full. Notwithstanding the foregoing, the Borrowers may also prepay the Loans and reduce the Commitments of Wells Fargo Foothill, LLC and The CIT Group/Commercial Services, Inc on the Eighteenth Amendment Effective Date without providing such notice.

(c) The notice of any prepayment shall not thereafter be revocable by the Borrowers or the Borrower Representative and the Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrowers shall pay any amounts required pursuant to Section 10.4.

1.8 Mandatory Prepayments of Loans and Commitment Reductions.

(a) Revolving Loan. The Borrowers shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans owing by such Borrowers outstanding on the Revolving Termination Date.

(b) Asset Dispositions. If a Borrower or any Guarantor shall at any time or from time to time:

(i) make a Disposition; or

(ii) suffer an Event of Loss;

and, in each case, the aggregate amount of the Net Proceeds received by such Borrower or Guarantor in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the fiscal year exceeds the US Dollar Equivalent of $2,500,000, then (A) the Borrower Representative shall promptly notify the Agent of such Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by such Borrower or Guarantor in respect thereof) and (B) promptly upon receipt by such Borrower or Guarantor of the Net Proceeds of such Disposition or Event of Loss, the Borrowers shall deliver, or cause to be delivered, such Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans owing by the Borrowers, which prepayment in either case shall be applied in accordance with subsection 1.8(d) hereof. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Borrower or a Subsidiary reinvests or enters into any binding commitment that would effect such a reinvestment of the Net Proceeds of such Disposition or Event of Loss in productive assets (other than Inventory) of a kind then used or usable in the business of a Borrower or such Guarantor, within one hundred eighty (180) days after the date of such Disposition or Event of Loss and in the case of a binding commitment, such funds are reinvested within ninety (90) days after the date such binding commitment is entered into. Pending such reinvestment, the Net Proceeds shall be delivered to the Agent, for distribution first, to the Swingline Lender as a prepayment of Swing Loans (to the extent of Swing Loans outstanding), but not as a permanent reduction of the Swingline Commitment) and thereafter to the Revolving Lenders, as a prepayment of the Revolving Loans (to the extent of Revolving Loans then outstanding), but not as a permanent reduction of the Revolving Loan Commitment.

(c) Issuance of Securities/Indebtedness. Immediately upon the receipt by ITG, or any Holding Company of ITG or BST, of the Net Issuance Proceeds of: (i) the issuance of Stock or Stock Equivalents (including any capital contribution but excluding (1) any Net Issuance Proceeds from Excluded Equity Issuances and (2) an amount of proceeds from the issuances of Stock by ITG or any Holding Company of ITG or BST pursuant to a Qualified Issuance up to the lesser of (x) $15,000,000, and (y) an amount equal to 50% of the accrued and unpaid interest (including any PIK interest) with respect to the 18% Senior Note Subordinated Indebtedness, so long as in the case of this subclause (2), such amount is used to repay the accrued and unpaid interest (including any PIK interest) with respect to the 18% Senior Note Subordinated Indebtedness); or (ii) Holdco Debt (other than the 18% Senior Note Subordinated Indebtedness), then, in each case, the Borrowers shall deliver, or cause to be delivered, to the Agent an amount equal to the Relative Commitment Factor as of such date multiplied by such Net Issuance Proceeds in each case for application to the Loans in accordance with subsection 1.8(d); provided, however, that to the extent that there are Net Issuance Proceeds remaining as described in this clause (c) after application to the Loans in accordance with subsection 1.8(d), such amounts shall be applied first to outstanding Indebtedness existing under the Mexican Facility and second to outstanding Indebtedness existing under the BST Facility.

(d) Application of Prepayments. Subject to subsection 1.10(c), (i) any prepayments pursuant to subsection 1.8(c) shall be applied first to prepay outstanding Swing Loans, and second to prepay outstanding Revolving Loans owing by the Borrowers and (ii) any prepayments pursuant to subsection 1.8(b) (other than prepayments of Swing Loans and Revolving Loans as set forth therein) shall be applied (A) if such prepayments are from proceeds of a Disposition or an Event of Loss of Equipment or real Property, first, in an amount equal to fifty percent (50%) of each such prepayment, to prepay outstanding “Term Loans” (under and as defined in the Mexican Facility), second, to prepay outstanding Swing Loans, and third to prepay outstanding Revolving Loans owing by the Borrowers and (B) if such prepayments are from proceeds of a Disposition or an Event of Loss of assets other than Equipment or real Property, first, to prepay outstanding Swing Loans, and second to prepay outstanding Revolving Loans owing by the Borrowers. Prepayments pursuant to subsection 1.8(c) shall result in a permanent reduction of the Commitments by a corresponding amount. Amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Borrowers shall pay any amounts required pursuant to Section 10.4 hereof.

(e) No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the term hereof.

(f) LC Related Commitment Reductions. Upon any termination (unless extended or replaced upon any such termination) of a Letter of Credit issued for the benefit of China Construction Bank, Bank of China or Industrial and Commercial Bank of China (or any of their respective Affiliates), the Commitments shall be permanently reduced by an amount equal to (A) until such time that amount Aggregate Revolving Loan Commitments have been reduced by an aggregate amount of $4,000,000 as a result of this Section 1.8(f), one hundred percent (100%) of the face amount of such terminated Letter of Credit immediately prior to such termination and (B) thereafter, twenty five percent (25%) of the face amount of such terminated Letter of Credit immediately prior to such termination.

1.9 Fees.

(a) Agent’s Fees. The Borrowers shall pay to the Agent, for the Agent’s own account, fees in the amounts and at the times set forth in a letter agreement between the Borrowers and the Agent dated November 10, 2006 (as amended from time to time, the “Fee Letter”).

(b) Unused Commitment Fee. The Borrowers shall pay to the Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Unused Commitment Fee”) in an amount equal to

(i) the Aggregate Revolving Loan Commitment, less

(ii) the sum of (x) the average daily principal balance of all Revolving Loans outstanding plus (y) the average daily amount of Letter of Credit Obligations plus (z) the average daily principal balance of Swing Loans, in each case, during the preceding month (the sum of (x), (y) and (z), the “Average Daily Revolving Amount”),

multiplied by 1.00%. Such fee shall be payable monthly in arrears on the first day of the month following the date hereof and the first day of each month thereafter. The Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after mutual execution and delivery of this Agreement.

(c) Letter of Credit Fee. The applicable Borrower agrees to pay to the Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to the Agent or Revolving Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable costs and expenses incurred by the Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at the Majority Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under subsection 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to the Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar month and on the Revolving Termination Date. In addition, the Borrowers shall pay to any L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

1.10 Payments by the Borrowers.

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim, withholding or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to the Agent (or such other address as the Agent may from time to time specify in accordance with Section 9.2), and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (New York time) on the date due. Any payment which is received by the Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Each Borrower hereby authorizes the Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), Unused Commitment Fees, Letter of Credit Fees and fees payable to Agent pursuant to the Fee Letter owing by the Borrowers on the date due, or (ii) after ten (10) days prior notice to the Borrower Representative, other fees, costs or expenses payable by such Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) During the continuance of an Event of Default, the Agent may, and shall upon the direction of the Majority Lenders apply any and all payments in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all amounts collected or received by the Agent from Borrowers or their Subsidiaries after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded) and all proceeds of Collateral of any Borrower and its Subsidiaries received by the Agent from any Borrowers or its Subsidiaries as a result of the exercise of its remedies under the Collateral Documents after the occurrence and during the continuance of an Event of Default shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of the Agent and the Collateral Agents payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to the Agent, the Collateral Agents, Lenders and L/C Issuers;

fourth, to payment of principal of the Revolving Loan constituting part of the Obligations (including, without limitation, L/C Reimbursement Obligations then due and payable) and cash collateralization of L/C Reimbursement Obligations to the extent not then due and payable);

fifth, to payment of any other amounts owing constituting Obligations;

sixth, to payment of Obligations with respect to Bank Products; and

seventh, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

Notwithstanding anything in clause (c) above to the contrary, to the extent the Agent receives proceeds of voting equity interests in any Foreign Subsidiary of a Credit Party, such proceeds shall be applied in accordance with (and in the order of) clauses first through sixth of clause (c) above; provided, however, that in no case shall proceeds from the sale of more than 65% of such voting equity interests be applied to the payments described in clauses first through fifth of clause (c) above.

1.11 Payments by the Lenders to the Agent; Settlement.

(a) The Agent may, on behalf of Lenders, disburse funds to the Borrowers for Loans requested. Each Lender shall reimburse the Agent on demand for all funds disbursed on its behalf by the Agent, or if the Agent so requests, each Lender will remit to the Agent its Commitment Percentage of any Loan before the Agent disburses same to the Borrowers. If the Agent elects to require that each Lender make funds available to the Agent prior to disbursement by the Agent to the Borrowers, the Agent shall advise each Lender by telephone, fax or email of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower Representative no later than 2:00 p.m. (New York time) on the scheduled Borrowing date applicable thereto, and each such Lender shall pay the Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to the Agent’s account on such scheduled Borrowing date. If any Lender fails to pay its Commitment Percentage within one (1) Business Day after the Agent’s demand, the Agent shall promptly notify the Borrower Representative, and the Borrowers shall immediately repay such amount to the Agent. Any repayment required pursuant to this subsection 1.11(a) shall be without premium or penalty. Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require the Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Agent, Swingline Lender or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) At least once each calendar week or more frequently at the Agent’s election (each, a “Settlement Date”), the Agent shall advise each Lender by telephone, fax or email of the amount of such Lender’s Commitment Percentage of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, the Agent shall pay to each Lender such Lender’s Commitment Percentage of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender with respect to the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments or failed to fund the purchase of all such participations required to be funded by such Lender pursuant to this Agreement, the Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Commitment Percentage of all payments received from the Borrowers.

(c) Availability of Lender’s Commitment Percentage. The Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to the Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to the Agent by such Revolving Lender when due, the Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim, withholding or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon the Agent’s demand, the Agent shall promptly notify the Borrower Representative and the applicable Borrowers shall immediately repay such amount to the Agent. Nothing in this subsection 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that the Agent advances funds to the Borrowers on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, the Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Revolving Lender.

(d) Return of Payments.

(i) If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from the Borrowers and such related payment is not received by the Agent, then the Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim, withholding or deduction of any kind.

(ii) If the Agent determines at any time that any amount received by the Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest at such rate, if any, as the Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim, withholding or deduction of any kind.

(e) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Loan or any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such loan or fund the purchase of any such participation on such date, but neither any Other Lender nor the Agent shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Majority Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(f) WFF Payment Amount. Notwithstanding anything in this Agreement to the contrary, on the Eighteenth Amendment Effective Date, Borrower shall deliver to Agent a Notice of Borrowing for an amount not less than the WFF Payment Amount and each Revolving Lender with a Revolving Loan Commitment shall remit to Agent an amount equal to such Revolving Lender’s Commitment Percentage thereof. Promptly after receipt by Agent of such amounts from such Revolving Lenders (and in any event no later than one Business Day after Agent’s receipt thereof), Agent shall pay such amounts in an amount not to exceed the WFF Payment Amount directly to Wells Fargo Foothill, LLC on behalf of Borrowers. From and after receipt by Wells Fargo Foothill, LLC of the WFF Payment Amount, Wells Fargo Foothill, LLC shall cease to be a Lender and shall have no Commitment or other obligations to fund any Loans under this Agreement.

(g) CIT Payment Amount. Notwithstanding anything in this Agreement to the contrary, on the Eighteenth Amendment Effective Date, Borrower shall deliver to Agent a Notice of Borrowing for an amount not less than the CIT Payment Amount and each Revolving Lender with a Revolving Loan Commitment shall remit to Agent an amount equal to such Revolving Lender’s Commitment Percentage thereof. Promptly after receipt by Agent of such amounts from such Revolving Lenders (and in any event no later than one Business Day after Agent’s receipt thereof), Agent shall pay such amounts in an amount not to exceed the CIT Payment Amount directly to The CIT Group/Commercial Services, Inc. on behalf of Borrowers. From and after receipt by The CIT Group/Commercial Services, Inc. of the CIT Payment Amount, The CIT Group/Commercial Services, Inc. shall cease to be a Lender and shall have no Commitment or other obligations to fund any Loans under this Agreement.

1.12 Eligible Accounts.

(a) All of the Accounts owned by the Borrowers and properly reflected as “Eligible Accounts” (as defined below in clause (b) below) in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Agent shall be “Eligible Accounts” for purposes of this Agreement. The Agent and the Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment. In addition, the Agent and the Collateral Agents reserve the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria or to establish new criteria for the determination of Eligible Accounts in its reasonable credit judgment, subject to the approval of the Lenders in the case of adjustments or new criteria for the determination of Eligible Accounts that would have the effect of making more credit available under the new determination criteria than what was available under the determination criteria in place as of the Closing Date.

(b) “Eligible Accounts” means on any date of determination, all Accounts, but excluding Accounts:

(i) that are unpaid more than 120 days after the invoice date (or 150 days in the case of Extended Terms Accounts) or more than 60 days past due;

(ii) that are owed by an Account Debtor who is obligated on Accounts owed to Borrowers more than fifty percent (50%) of the aggregate unpaid balance of which have been unpaid for longer than the relevant period specified in clause (a) above, unless the Agent has approved the continued eligibility thereof;

(iii) that do not arise out of the sale by a Borrower of Inventory and/or the rendition by a Borrower of services in the ordinary course of business to an Account Debtor;

(iv) owing by Account Debtors located outside of the United States or Canada, except: (A) aggregate Accounts of up to the US Dollar Equivalent of $10,000,000 (x) owing by Account Debtors set forth on Schedule 1.12 (as amended from time to time with the consent of Agent) and subject to the sub-limits set forth on Schedule 1.12 and (y) such other Account Debtors set forth in the Borrowing Base Certificate which are approved by the Agent; (B) Accounts owing by subsidiaries of Autoliv located in Mexico not to exceed the US Dollar Equivalent of $1,000,000 in the aggregate; and (C) without duplication of clause (A) and (B) above, Accounts which are insured through credit insurance issued by insurers and with coverage reasonably satisfactory to the Agent pursuant to documents in form and substance reasonably satisfactory to the Agent and which are otherwise Eligible Accounts (“Insured Accounts”);

(v) with respect to which the Account Debtor is (A) an Affiliate of a Borrower, (B) a director, officer or employee of a Borrower or an Affiliate of a Borrower, (C) the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower shall have complied with the Federal Assignment of Claims Act of 1940, as amended, to the satisfaction of the Agent or proceeds of the Accounts arising under the applicable contract are deposited in a depository account subject to a Control Agreement, (D) any government other than the United States of America, including any department, agency or instrumentality thereof, (E) a debtor under any proceeding under the Bankruptcy Code or any other comparable bankruptcy or insolvency law applicable under the law of any other country or political subdivision thereof unless otherwise agreed by the Agent, or (F) an assignor for the benefit of creditors;

(vi) that are not subject to a first priority perfected Lien in favor of the Agent for the benefit of the Secured Parties, or Accounts which are subject to any Lien, in each case, other than Permitted Liens;

(vii) of any Borrower which are not subject to a valid and binding sales contract (or if there is no sales contract, purchase order or order confirmation) governed by the laws of the United States or if disputes arising thereunder are not subject to the jurisdiction of the United States or any state of the United States;

(viii) [Intentionally Omitted];

(ix) with respect to which there is an unresolved dispute (or in respect of which any setoff, counterclaim or defense is asserted) (but only to the extent of the disputed amount or asserted claim);

(x) otherwise Eligible Accounts, only to the extent that including such Accounts as Eligible Accounts would cause the total Eligible Accounts owing from the Account Debtor obligated thereon or its Affiliates to exceed twenty percent (20%) of all Eligible Accounts;

(xi) that arise from a sale to an Account Debtor on a bill-and-hold guaranteed sale, sale-or-return, sale-on-approval, consignment, trial approval, evaluation or any other repurchase or return basis or with respect to which the obligations of the applicable Account Debtor thereon are contingent upon any further performance or delivery to be made by a Borrower or one of its Subsidiaries;

(xii) that are not payable in Dollars, Canadian Dollars, Euros or Pounds Sterling;

(xiii) [Intentionally Omitted];

(xiv) originated by Parras Cone, unless (A) such Accounts have been sold to Denim pursuant to the Mexican Sale Agreement, (B) such Accounts are owing by Account Debtors located in the United States, and (C) the contracts giving rise to such Accounts are governed by the laws of a jurisdiction within the United States; and

(xv) [Intentionally Omitted].

1.13 Eligible Inventory.

(a) All of the Inventory owned by a Borrower and properly reflected as “Eligible Inventory” (as defined in clause (b) below) in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Agent shall be “Eligible Inventory” for purposes of this Agreement. The Agent and the Collateral Agents shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment. In addition, the Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria or to establish new criteria, in its reasonable credit judgment, subject to the approval of the Lenders in the case of adjustments or new criteria for the determination of Eligible Inventory that would have the effect of making more credit available under the new determination criteria than what was available under the determination criteria in place as of the Closing Date.

(b) “Eligible Inventory” means all Inventory in the possession of a Borrower and located within the United States of America or Canada, including, but not limited to all raw material inventory, Greige Goods and finished goods inventory, and as to which such Borrower has title, valued at the lower of cost (on a FIFO basis) or market, excluding Inventory:

(i) which is not subject to a perfected first priority Lien in favor of the Agent for the benefit of the Agent and the Lenders, or Inventory which is subject to any Lien, in each case, other than Permitted Liens;

(ii) which has been acquired by a Borrower on consignment or has been placed out on consignment by a Borrower, unless such Inventory is subject to a first priority perfected security interest in favor of the Agent for the benefit of the Secured Parties;

(iii) which is obsolete, non-first quality, without sales activity (or with minimal sales activity) in the past twelve months, or which consists of Inventory returned by a buyer, or which is not free from any defects which might adversely affect the market value thereof;

(iv) produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provision contained in Title § 29 U.S.C. 215(a)(1);

(v) subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of such Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(vi) which is located at any site in the United States or Canada where the aggregate value of all Inventory at that site is less than $100,000;

(vii) which is work-in-process (other than Greige Goods), or which consists of packing or shipping materials, replacement parts, dyes, chemicals, fuel and supplies;

(viii) which consists of costs associated with “freight-in” charges;

(ix) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available; and

(x) which is not covered by insurance in accordance herewith.

Notwithstanding anything to the contrary herein, Agent and the Collateral Agents may include Inventory located in Mexico in the Borrowing Base with the consent of, and subject to any requested terms required by, the Lenders.

1.14 Intentionally Omitted.

1.15 Borrower Representative. Each Borrower hereby designates and appoints ITG as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests and Swingline Requests, delivering certificates including Compliance Certificates and Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. The Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE II - CONDITIONS PRECEDENT

2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions:

(a) Loan Documents. The Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the Closing Checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to the Agent;

(b) Pro Forma Balance Sheet; Sources and Uses. The Agent shall have received a pro forma balance sheet of ITG and its Subsidiaries giving effect to the Related Transactions and including the sources and uses of the Loans advanced on the Closing Date, each in form and substance reasonably satisfactory to the Agent;

(c) Availability. Not more than $65,000,000 in Revolving Loans shall be advanced on the Closing Date, and after giving effect to the consummation of the Related Transactions, payment of all costs and expenses due as of the Closing Date in connection therewith, funding of the initial Loans and issuance of the initial Letters of Credit, Availability shall be not less than $37,000,000; and

(d) Related Transactions. The Related Transactions shall have closed in the manner contemplated by the Related Agreements and shall otherwise be in form and substance reasonably satisfactory to the Agent.

2.2 Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect as of such earlier date);

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation); and

(c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance (except as provided in Section 1.1(a).

The request by the Borrower Representative and acceptance by Borrowers of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of the Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to the Agent and each Lender that the following are, and after giving effect to the Related Transactions will be, true, correct and complete:

3.1 Corporate Existence and Power. Each Credit Party:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing (or equivalent status to the extent such concept is relevant with respect to any of ITG’s Foreign Subsidiaries) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has (i) the corporate or limited liability company power and authority and (ii) all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing (or equivalent status to the extent such concept is relevant with respect to any of ITG’s Foreign Subsidiaries), under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in the case of clauses (b)(ii), (c) or (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention.

(a) The execution, delivery and performance of this Agreement by each of the Credit Parties and of any other Loan Document and Related Agreement to which such Person is party, have been duly authorized by all necessary corporate or other applicable action, and do not and will not:

(i) contravene the terms of any of that Person’s Organization Documents;

(ii) conflict with or result in any breach or contravention of, or result of the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iii) violate any Requirement of Law;

except in each case referred to in clauses (i), (ii) and (iii) above, as would not reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 3.2 sets forth as of the Closing Date the authorized Stock and Stock Equivalents of each of the Credit Parties other than ITG and each of their respective Subsidiaries. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties (other than ITG) are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Credit Parties (other than ITG), those in favor of the Agent, for the benefit of the Secured Parties. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Stock and Stock Equivalents of each of the Credit Parties other than ITG is owned by the Persons and in the amounts set forth on Schedule 3.2. Except as set forth on Schedule 3.2, as of the Closing Date there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Stock and Stock Equivalents of any Credit Party other than ITG.

3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement, any other Loan Document or Related Agreement except (a) for recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date and (c) other non-material approvals, consents, exemptions, authorizations, other actions, notices or filings which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4 Binding Effect. This Agreement and each other Loan Document and Related Agreement to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Except as specifically disclosed in Schedule 3.5, as of the Closing Date there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to challenge the validity or enforceability of this Agreement, any other Loan Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or

(b) would reasonably be expected to result in equitable relief that would result in a Material Adverse Effect or monetary judgment(s), individually or in the aggregate, in excess of the US Dollar Equivalent of $2,000,000.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain any Credit Party from the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit by the IRS or other Governmental Authority or, to each Credit Party’s knowledge, any review or investigation by the IRS or other Governmental Authority concerning the violation or possible violation of any Requirement of Law.

3.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of the Agent’s Liens on the Collateral or the consummation of the Related Transactions. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7 ERISA Compliance. Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (i) all Title IV Plans, (ii) all Multiemployer Plans and (iii) all material Benefit Plans. The relevant Credit Party has received from the IRS, with respect to each Benefit Plan and each trust thereunder, intended to qualify for tax exempt status under Section 401 or Section 501 of the Code or other Requirements of Law, a determination letter stating that such Benefit Plan is a qualified plan under Section 401(a) of the Code and is exempt from United States federal income tax under Section 501(a) of the Code, and there has been no occurrence since the date of such determination letter which has adversely affected such qualification. Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

3.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock (other than the Culp Shares) or extending credit for the purpose of purchasing or carrying Margin Stock (other than the Culp Shares). Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.

3.9 Title to Properties. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property, and good and valid title to all owned personal Property and valid leasehold interests in all leased personal Property, in each instance, necessary to the ordinary conduct of their respective businesses. The Property of the Credit Parties and its Subsidiaries is subject to no Liens, other than Permitted Liens.

3.10 Taxes. Except as set forth on Schedule 3.10, all material federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid in all material respects prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except as set forth on Schedule 3.10, as of the

Closing Date, to the knowledge of the Borrowers, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. All required amounts have been withheld by each Tax Affiliate from their respective employees for all periods in compliance with the tax, social security, employment and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the appropriate Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.11 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of Pre-Merger ITG and its Subsidiaries dated September 30, 2005 and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated balance sheet of Pre-Merger ITG and its Subsidiaries dated September 30, 2006 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the twelve (12) months then ended:

(x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the consolidated financial condition of Pre-Merger ITG and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) Each of (i) the audited consolidated balance sheet of Pre-Merger SCI and its Subsidiaries dated December 31, 2005 and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated balance sheet of Pre-Merger SCI and its Subsidiaries dated September 30, 2006 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the nine (9) months then ended:

(x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the consolidated financial condition of Pre-Merger SCI and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(c) Since December 31, 2005, there has been no Material Adverse Effect.

(d) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(e) The Projections were prepared in good faith and based on assumptions believed by the Borrowers to be fair and reasonable at the time delivered in light of current market conditions, it being acknowledged and agreed by the Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ materially from the projected results.

3.12 Environmental Matters. As of the Closing Date, except as set forth on Schedule 3.12: (a) the operations of each Credit Party and each Subsidiary of such Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no real property currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person that is subject to or the subject of, any material Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any such Person and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that would not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party, (e) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party and (f) as of the Closing Date, each Credit Party has made available to the Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in its possession, custody or control.

3.13 Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is an “investment company” within the meaning of the Investment Company Act of 1940.

3.14 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and each Borrower individually are Solvent.

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16 Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as would not reasonably be expected to materially and adversely affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17 Subsidiaries. As of the Closing Date, no Credit Party has any Subsidiaries or equity investments in any other corporation or entity other than those disclosed in Schedule 3.2.

3.18 Brokers’ Fees; Transaction Fees. Except for fees payable to the Agent and the Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with this Agreement.

3.19 Insurance. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates (subject to deductibles and self-insurance provisions). A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to the Agent.

3.20 Full Disclosure. None of the representations or warranties made by any Credit Party or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of its Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.21 Foreign Assets Control Regulations and Anti-Money Laundering.

(a) OFAC. Neither any Credit Party nor any Subsidiary of any Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other US Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Patriot Act. Each of the Credit Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV - AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1 Financial Statements. Such Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower Representative, on behalf of the Borrowers shall deliver to the Agent in electronic form:

(a) as soon as available, but not later than (i) ninety (90) days after the end of fiscal year ended December 31, 2006, (ii) one hundred and ten (110) days after the end of fiscal year ended December 31, 2007 and (iii) ninety (90) days after the end of each fiscal year thereafter, a copy of the audited consolidated balance sheets of ITG and each of its Subsidiaries (including the Excluded Subsidiaries) as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion (as to going concern and scope of audit) of any “Big Four” or other nationally recognized independent public accounting firm reasonably acceptable to the Agent which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; and

(b) as soon as available, but not later than (i) forty-five (45) days, with respect to any month ending on the last day of any fiscal quarter, or (ii) thirty (30) days after the end of each other fiscal month of each year, a copy of the unaudited consolidated sheets of ITG and each of its Subsidiaries (including the Excluded Subsidiaries), and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of ITG and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; provided, however, that the timely filing with the Securities and Exchange Commission and electronic delivery to Agent from time to time by ITG of (x) its annual reports on Form 10-K shall be deemed to satisfy the deliveries required pursuant to Section 4.1(a) above and (y) its quarterly reports on Form 10-Q shall be deemed to satisfy the deliveries required pursuant to Section 4.1(b)(i) above.

4.2 Certificates; Other Information. The Borrower Representative, on behalf of the Borrowers shall furnish in electronic form, to the Agent:

(a) together with each delivery of financial statements pursuant to subsections 4.1(a) and (b)(i) above, (i) a management report, in reasonable detail, signed by the chief financial officer of the Borrower Representative, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the month and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 4.2(l) and discussing the reasons for any significant variations;

(b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative;

(c) (i) promptly after the same are sent, copies of all annual and quarterly reports that ITG generally sends to its shareholders, and (ii) promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d) as soon as available and in any event within twenty (20) days after the end of each calendar month, and during the continuance of a Default or an Event of Default, at such other times as the Agent or the Collateral Agents may reasonably require, a Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base as at the end of the most-recently ended fiscal month or as at such other date as the Agent or the Collateral Agents may reasonably require;

(e) concurrently with the delivery of the Borrowing Base Certificate, with respect to Borrowers, a summary of Inventory by location and type, in each case accompanied by such supporting detail and documentation as shall be requested by the Agent and the Collateral Agents in its or their reasonable discretion;

(f) concurrently with the delivery of the Borrowing Base Certificate, with respect to Borrowers, a monthly trial balance showing Accounts outstanding aged from due date as follows: current, 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by the Agent and the Collateral Agents in its or their reasonable discretion;

(g) concurrently with the delivery of the financial statements referred to in subsection 4.1(a) and 4.1(b)(i) (or together with the Borrowing Base Certificate or at such more frequent intervals as the Agent or Collateral Agents may request from time to time during the continuance of a Default or an Event of Default, or with respect to any fiscal month in which Average Adjusted Availability is less than (x) $20,000,000 at any time on or prior to March 2, 2007 and (y) $22,500,000 at any time after March 2, 2007, (i) an officers’ certificate signed by a Responsible Officer summarizing Capital Expenditures to be paid for in the next three months or for the next succeeding one month when reporting occurs on a monthly basis, (ii) certifying that such Capital Expenditure payments will be funded from contributions to capital, working capital or third party financing, and (iii) certifying that after giving effect to those Capital Expenditure payments, at all times during such three month period or one month period, as applicable, Availability shall not be less than $12,500,000 as of any date and Average Adjusted Availability will not be less than $22,500,000 as of any date;

(h) on a monthly basis, within twenty (20) days after the end of each month (or on a weekly basis or at such more frequent intervals as the Agent may request from time to time during the continuance of a Default or an Event of Default, or during any fiscal month in which Average Adjusted Availability is less than (x) $20,000,000 at any time on or prior to March 2, 2007 and (y) $30,000,000 at any time after March 2, 2007) (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to Borrowers, including all additions and reductions (cash and non-cash) with respect to Accounts of Borrowers, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the Borrowers as of the last day of the immediately preceding week or the date two (2) days prior to the date of any request;

(i) [Intentionally Omitted];

(j) at the time of delivery of each of the quarterly financial statements delivered pursuant to Section 4.1, (i) a listing of government contracts of Borrowers subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Material Intellectual Property (as defined in the Guaranty and Security Agreement) which are filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(k) upon the reasonable request of the Agent, at any time if an Event of Default shall have occurred and be continuing but otherwise not more often than twice a year (with one such appraisal being a “desktop” appraisal and the other being a full appraisal), the Borrowers will obtain and deliver to the Agent a report of an independent collateral auditor satisfactory to the Agent with respect to the Accounts, Inventory, Equipment and real Property of the Credit Parties including, without limitation, Appraisals reports in form and substance and from appraisers reasonably satisfactory to the Agent, stating the then Net Orderly Liquidation Values of all or any portion of the Inventory, Net Forced Liquidation Values of Equipment and fair market value of real Property;

(l) no later than thirty (30) days after the last day of each fiscal year, the annual business plan, with annual forecasts (to include forecasted consolidated balance sheet, income statement and cash flow statements and a forecasted product line summary) for the Borrowers and their consolidated Subsidiaries as at the end of and for each fiscal quarter of the forthcoming fiscal year and as at the end of the subsequent two years.

(m) promptly upon receipt thereof, copies of any reports submitted by the certified public accountants of the Credit Parties in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(n) at any time if an Event of Default shall have occurred and be continuing, the Agent may, or may require the Borrowers to, in either case at the Borrowers’ expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Agent stating the then current fair market value of all or any portion of the real or personal Property of any Credit Party or any Subsidiary of any Credit Party;

(o) [Intentionally Omitted];

(p) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as the Agent may from time to time reasonably request; and

(q) commencing on and after the effective date of Amendment No. 7 to this Agreement, ITG shall provide segment sales and operating income (loss) as part of the financial statements required to be delivered pursuant to Section 4.1(a) and (b) above, including Excluded Subsidiaries, but excluding the BST Group.

4.3 Notices. The Borrower Representative, on behalf of the Borrowers shall notify promptly the Agent of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becomes aware thereof):

(a) the occurrence or existence of any Default or Event of Default;

(b) the occurrence of any event or condition that has caused or would reasonably be expected to result in a Material Adverse Effect;

(c) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is the US Dollar Equivalent of $2,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any Loan Document or any Related Agreement;

(d) (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Material Environmental Liabilities and (iv) any proposed acquisition or lease of real property, if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Material Environmental Liabilities;

(e) (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within 10 days, after any officer of any ERISA Affiliate knows that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(f) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(g) the creation, establishment or acquisition of any Domestic Subsidiary;

(h) (i) the execution of a contract with a Governmental Authority tolling the statute of limitations with respect to the assessment of income or franchise taxes and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect; and

(i) if the Accounts owing by any Account Debtor and its Affiliates to Borrowers and their Subsidiaries exceed twenty percent (20%) of all Accounts owing by all Account Debtors as of any date.

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4 Preservation of Corporate Existence, Etc. Such Credit Party shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrowers’ Subsidiaries, in connection with transactions permitted by Section 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.2 or Section 5.3 or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

(d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5 Maintenance of Property. Such Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or as otherwise permitted under this Agreement.

4.6 Insurance.

(a) Such Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of such Credit Party and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by Persons with businesses of the size and character of the business of the Credit Parties in localities where such Persons operate and (ii) cause all such insurance relating to any Collateral of such Credit Party to name the Agent as additional insured or loss payee, as appropriate. All policies of insurance on real and personal Property of the

Credit Parties will contain an endorsement, in form and substance reasonably acceptable to the Agent, showing loss payable to the Agent (Form 438 BFU or equivalent) and extra expense and business interruption endorsements. Unless otherwise agreed by the Agent, such Credit Party will use commercially reasonable efforts to ensure that such endorsement, or an independent instrument furnished to the Agent, will provide that the insurance companies will give the Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrowers or any other Person shall affect the right of the Agent to recover under such policy or policies of insurance in case of loss or damage. Such Credit Party shall direct all present and future insurers under its “All Risk” policies of insurance to pay all proceeds payable thereunder directly to the Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and the Agent jointly, the Agent may endorse such Credit Party’s name thereon and do such other things as the Agent may deem advisable to reduce the same to cash. The Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance.

(b) Unless the Borrowers provide the Agent with evidence of the insurance coverage required by this Agreement from time to time upon the reasonable request of the Agent, the Agent may purchase insurance at the Credit Parties’ expense to protect the Agent’s and Lenders’ interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that the Agent purchases may provide that such coverage will not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with such coverage. The Borrowers may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that there has been obtained insurance as required by this Agreement. If the Agent purchases any such insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges the Agent may impose in connection with the placement of such insurance, until the effective date of the cancellation or expiration of the insurance. The costs of any such insurance shall be added to the Obligations. The costs of any such insurance may be more than the cost of insurance the Borrowers may be able to obtain on their own.

4.7 Payment of Obligations. Such Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness, except to the extent the failure to so pay any such Indebtedness would not constitute an Event of Default under Section 7.1(e); and

(d) the performance of all obligations under any Contractual Obligation to which such Credit Party or any of its Subsidiaries is bound, or to which it or any of its properties is subject, including the Related Agreements, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan, including without limitation, payments to Burlington’s Benefit Plan on or prior to July 31, 2007.

4.8 Compliance with Laws.

(a) Such Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Without limiting the generality of the foregoing, such Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its real Property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing and the Agent has a reasonable basis to believe that (i) there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or (ii) there exist any Material Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then such Credit Party shall, promptly upon receipt of request from the Agent, allow the Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Agent and shall be in form and detail reasonably acceptable to the Agent.

4.9 Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or in the case of Foreign Subsidiaries, standard acceptable accounting practices as in effect in the country where such Person is organized) consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Such Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to the Agent and any of its Related Persons, as frequently as the Agent reasonably determines to be appropriate; (b) permit the Agent and any of its Related Persons to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records; and (c) permit the Agent to inspect, review, evaluate and make physical verifications and appraisals of the inventory and other Collateral in any manner and through any medium that the Agent considers advisable, in each instance, at the Credit Parties’ expense provided the Credit Parties shall not be responsible for costs and expenses more than three (3) times per year unless an Event of Default has occurred and is continuing. Any Lender may accompany the Agent in connection with any inspection at such Lender’s expense.

4.10 Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely as follows: (a) to refinance Prior Indebtedness on the Closing Date, (b) to pay costs and expenses of the Related Transactions and costs and expenses required to be paid pursuant to Section 2.1, and (c) for working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11 Cash Management Systems. Each Credit Party shall, and shall cause each Domestic Subsidiary of each Credit Party to, enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to any deposit, securities, commodity or similar account maintained by such Person (other than any payroll account, so long as such payroll account is a zero balance account, and withholding tax and fiduciary accounts) as of or after the Closing Date.

4.12 Landlord Agreements. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to the Agent. The Agent and the Collateral Agents may, in its or their discretion, exclude from the Borrowing Base, or impose Reserves with respect to, Inventory or Equipment at each such location where a landlord agreement or bailee or mortgagee waiver is not obtained.

4.13 Further Assurances; Limitation on Guarantees and Liens.

(a) Such Credit Party shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact when made and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by the Agent, such Credit Party shall (and, subject to the limitations hereinafter set forth and set forth in the Collateral Documents, shall cause each of its Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests in which any Lien is granted pursuant to any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent, Lenders and L/C Issuers the rights granted or now or hereafter intended to be granted to the Agent, Lenders and L/C Issuers under any Loan Document or under any other document executed in connection therewith.

(c) Without limiting the generality of the foregoing, upon the reasonable request of the Majority Lenders, such Credit Party shall cause each of its Domestic Subsidiaries to guaranty the Obligations and to cause each such Domestic Subsidiary to grant to the Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property to secure such guaranty. Furthermore, upon the reasonable request of the Majority Lenders, such Credit Party shall, and shall cause each of its Domestic Subsidiaries to pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Stock and Stock Equivalents) to the Agent for the benefit of the Secured Parties, to secure the Obligations. In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party acquires any real Property with a fair market value in excess of the US Dollar Equivalent of $500,000 that is not otherwise subject to a Mortgage, promptly after such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance and in an amount reasonably satisfactory to the Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens, other than Permitted Liens and other encumbrances agreed to by the Agent, (y) then current A.L.T.A. surveys, certified to the Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Agent, in form and substance satisfactory to the Agent.

4.14 Mandatory Investments. On or prior to the dates indicated in the table below, ITG shall obtain, and shall contribute the same to Borrowers to be used for purposes permitted by this Agreement, not less than the following amounts in gross cash proceeds from the issuance of Stock and Stock Equivalents to WLR and other Persons:

Date	Equity Contribution

March 2, 2007	$50,000,000

June 8, 2007	$50,000,000

Notwithstanding the foregoing, Agent and Lenders acknowledge and agree that ITG shall not be required to make the $50,000,000 minimum equity contribution due on or prior to June 8, 2007 if ITG shall have consummated the issuance of Subordinated Indebtedness in the initial principal amount of at least $80,000,000 on or prior to June 8, 2007; provided, however, that in the event ITG has not consummated such an issuance on or prior to June 8, 2007, the $50,000,000 minimum equity contribution shall be immediately due and payable on June 8, 2007.

4.15 Corporate Separateness. Notwithstanding anything to the contrary in this Agreement, if the Permitted BST Transaction occurs, on and after the date of such Acquisition, each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) maintain books and records separate from any Person that is a member of the BST Group;

(b) maintain its bank accounts separate from any Person that is a member of the BST Group;

(c) not commingle its assets with those of any Person that is a member of the BST Group and to hold all of its assets in its own name; provided, however, that it is acknowledged and agreed that nothing in this clause (c) shall prohibit (i) employees of ITG or any of its Subsidiaries, on the one hand, and employees of any member of the BST Group, on the other hand, from sharing corporate office space located in Greensboro, North Carolina, so long as the costs associated with the occupation of such space are allocated between ITG and its Subsidiaries, on the one hand, and the BST Group, on the other hand, based upon a reasonable allocation method, (ii) the procurement by ITG of software, software licenses and related intellectual property to be made available to any member of the BST Group, so long as such property is generally being purchased or arranged for ITG, its Subsidiaries and the members of the BST Group as a whole and each such member of the BST Group reimburses ITG for the actual costs of such intellectual property based upon a reasonable allocation method, or (iii) the storage or use of assets with those of any member of the BST Group so long as such assets are clearly and conspicuously marked or readily identifiable;

(d) conduct its own business in its own name or in the name of ITG or any Subsidiary of ITG other than any member of the BST Group, consistent with past practice; provided, however, that it is acknowledged and agreed that any member of the BST Group may change its legal name to include the words “ITG Automotive Safety” so long as (i) such member uses stationery, purchase orders, invoices, and checks indicating that it is a distinct legal entity within the ITG group of companies and (ii) in connection with such name change, such member delivers a notice to its material vendors announcing such name change;

(e) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any Person that is a member of the BST Group and shall not have its assets listed on the financial statement of any member of the BST Group; provided, however, that the assets of any Credit Party may be included in consolidated financial statements of any member of the BST Group if (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the relevant Credit Party from the BST Group and to indicate that the relevant Credit Party’s assets or credit of such Credit Party are not available to satisfy the debts and other obligation of any member of the BST Group and (ii) such assets shall also be listed on such Credit Party’s own separate balance sheet or on the balance sheet of ITG or any Subsidiary of ITG other than any member of the BST Group, consistent with past practice;

(f) other than strictly in accordance with the terms of the Tax Sharing Agreement, file its tax returns separate from those of any Person that is a member of the BST Group and not to file a consolidated federal income tax return with any Person that is a member of the BST Group;

(g) pay its own liabilities and expenses only out of its own funds or out of the funds of ITG or any Subsidiary of ITG other than any member of the BST Group, and issue invoices and purchase orders in its own name, in each case consistent with past practice; provided, however, that ITG may purchase for or arrange to be made available to any member of the BST Group insurance, employee benefits, tax, legal, accounting and similar services and intangible goods so long as such intangible goods or services are generally being purchased or arranged for ITG, its Subsidiaries and the members of the BST Group as a whole and each such member of the BST Group reimburses ITG for the actual costs of such intangible goods and services based upon a reasonable allocation method;

(h) observe all corporate and other organizational formalities;

(i) enter into transactions with Persons that are members of the BST Group (including, without limitation, lease agreements) only on a commercially reasonable basis and on terms no less favorable to a Credit Party than those in an arms-length transaction; provided, however, that nothing in this clause (i) shall be deemed to restrict ITG or any of its Subsidiaries from selling flat fabric to any member of the BST Group at the then current European market price for such fabric;

(j) pay the salaries of its own employees from its own funds or out of the funds of ITG or any Subsidiary of ITG other than any member of the BST Group, consistent with past practice;

(k) maintain a sufficient number of employees in light of its contemplated business operations;

(l) not guarantee or become obligated for the debts of any member of the BST Group;

(m) not hold out its credit as being available to satisfy the obligations of any member of the BST Group;

(n) not acquire the obligations or securities of any member of the BST Group; provided, however, that nothing in this clause (n) shall prohibit (i) the Narricot Subordinated Loan or (ii) the issuance by BST of the Subordinated Seller Note;

(o) not make loans to any member of the BST Group or to buy or hold evidence of indebtedness issued by any member of the BST Group; provided, however, that nothing in this clause (o) shall prohibit (i) the Narricot Subordinated Loan or (ii) the issuance by BST of the Subordinated Seller Note;

(p) use stationery, purchase orders, invoices, and checks bearing a name separate from any member of the BST Group; provided, however, that it is acknowledged and agreed that any member of the BST Group may change its legal name to include the words “ITG Automotive Safety” so long as (i) such stationery, purchase orders, invoices, and checks indicate that such member is a distinct legal entity within the ITG group of companies and (ii) in connection with such name change, such member delivers a notice to its material vendors announcing such name change;

(q) not pledge its assets for the benefit of any member of the BST Group; and

(r) not identify itself as a division of any member of the BST Group;

provided, however, that the foregoing shall not apply to nor restrict (i) the Permitted Reorganization Transactions, (ii) a lease agreement between ITG, as lessor, and BST Safety Textiles LLC, as lessee, with respect to the real property located at 740 Old Cheraw Highway in Cordova, Richmond County, North Carolina, (iii) any transaction or service that may be performed by ITG or any of its Subsidiaries for any member of the BST Group or that may be performed by any member of the BST Group for ITG or any of its Subsidiaries pursuant to the terms of (A) the Management Advisory Services and

Consulting Agreement dated as of January 19, 2007, among BST, BST Safety Textiles Acquisition GmbH, BST Safety Textiles LLC and ITG or (B) the Transition Services and Settlement Agreement dated as of November 24, 2009 among ITG, BST, Global Safety Textiles LLC, GST Automotive Safety Components International, Inc. and Global Safety Textiles Acquisition GmbH, or (iv) any other matter that has been consented to by Majority Lenders.

4.16 Lender Conference Calls. The Credit Parties shall participate in monthly telephone conference calls with the Agent and the Lenders (or more frequently, though not to exceed biweekly, to the extent reasonably requested by the Agent and/or the Majority Lenders), which conference calls shall include a report by the Credit Parties of the financial performance and business conditions of the Credit Parties and certain of their Affiliates, including, without limitation, updates on potential or proposed mergers, backlog and sales volumes, any proposed refinancings and the financial performance and status of the BST Group.

ARTICLE V - NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1 Limitation on Liens. Such Credit Party shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth on Schedule 5.1, and in the case of any such Liens securing Indebtedness outstanding on such date which Indebtedness is permitted by subsection 5.5(c), in each case, including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, indemnity, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) judgment or judicial attachment Liens, provided that either the enforcement of any such Lien is effectively stayed or all such Liens that are not stayed secure claims in the aggregate at any time outstanding for the Credit Parties and their Subsidiaries not exceeding the US Dollar Equivalent of the limit set forth in Section 7.1(h);

(g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h) Liens securing Indebtedness (including Capital Lease Obligations) permitted under subsection 5.5(d);

(i) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(j) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

(k) licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business not materially interfering with the business of the Credit Parties or any of their Subsidiaries;

(l) Liens in favor of collecting banks arising under Section 4-210 of the UCC;

(m) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(n) Liens arising out of consignment, bailment or similar arrangements for the sale of goods entered into by a Borrower or any Subsidiary of a Borrower in the Ordinary Course of Business;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business or which secure partial, progress, advance or other payments pursuant to any contract with respect to purchases of software or Equipment to the extent that such payments or duties are paid when due and payable by the Borrowers;

(p) Liens on commodity hedging accounts and amounts held therein to secure performance under cotton futures contracts in connection with transactions or positions in a contract for future delivery of cotton entered into in the Ordinary Course of Business; provided that reserves in accordance with GAAP have been provided on the books of the Credit Party who incurred such Liens;

(q) Environmental Liens not to exceed the US Dollar Equivalent of $1,000,000;

(r) any right of first refusal or first offer, redemption right, or option or similar right in respect of any Stock or Stock Equivalent owned by any Credit Party or any Subsidiary with respect to any Joint Venture or other Investment, in favor of any co-venturer or other holder of Stock of Stock Equivalent of such Investment;

(s) Liens on proceeds (including dividends, distributions, interest and like payments on or with respect to, and insurance and condemnation proceeds and rental, lease, licensing and similar proceeds) of Property that is otherwise subject to Liens permitted by this Section 5.1;

(t) subordinated Liens securing payment of the Indebtedness under the Mexican Facility;

(u) other Liens on assets not securing Indebtedness in an aggregate amount not to exceed $1,500,000 at any time outstanding;

(v) the Lien on the Stock of BST and the proceeds thereof consisting of the pledge thereof to the holders of the 18% Senior Note Subordinated Indebtedness or an agent acting on their behalf; and

(w) Liens on Collateral as long as (i) such Liens solely secure payment and performance of the 18% Senior Note Subordinated Indebtedness and (ii) such Liens are, pursuant to the Noteholder Subordination Agreement, subordinated to the Liens thereon in favor of the Agent.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) except:

(a) dispositions of inventory, or used, worn-out assets or surplus fixed or capital assets no longer useful in its business, all in the Ordinary Course of Business;

(b) dispositions not otherwise permitted hereunder which are made for fair market value determined in good faith by the Borrowers and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 80% of the aggregate sales price from such disposition shall be paid in cash except as otherwise consented to by Agent in its reasonable discretion, (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any fiscal year the US Dollar Equivalent of $10,000,000 and (iv) after giving effect to such disposition Availability shall not be less than $12,500,000 and Average Adjusted Availability shall not be less than $22,500,000;

(c) dispositions of Cash Equivalents;

(d) exchanges of equipment for other equipment or trade credit, consistent with past practice;

(e) licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business not materially interfering with the business of the Credit Parties or any of their Subsidiaries;

(f) (i) any Credit Party may sell, lease, transfer or otherwise dispose of any of its Property to any other Credit Party, (ii) any Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its Property to any Credit Party on an arms’ length basis, (iii) any Credit Party may sell, lease, transfer or dispose of any of its Property to any Foreign Subsidiary and (iv) any Credit Party or Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its Property to any Excluded Subsidiary (in each case, other than any member of the BST Group) so long as, in the case of clauses (iii) and (iv), before and after giving effect thereto (A) no Default or Event of Default occurs or is continuing, (B) Average Adjusted Availability is greater than (x) $20,000,000 with respect to dispositions on or prior to March 2, 2007 and (y) $30,000,000 with respect to dispositions after March 2, 2007, and (C) no default exists under any credit facility to which such Excluded Subsidiary (other than any member of the BST Group) is a party or to which its assets or property are subject;

(g) any Subsidiary (which is not a Credit Party) of any Borrower may be liquidated, wound up or dissolved (upon voluntary liquidation or otherwise) if such Borrower deems it beneficial to the business of such Borrower and such liquidation, winding up or dissolution shall not result in a Material Adverse Effect or impair the Collateral of the Lenders;

(h) any issuances of Stock or Stock Equivalents by any Subsidiary to ITG or any Wholly-Owned Subsidiary;

(i) the sale or other transfer of any non-cash consideration received as proceeds of any disposition permitted hereunder or Stock or Stock Equivalent owned by any Credit Party or any Subsidiary of any Credit Party in any Joint Venture pursuant to the Organization Documents or other documents governing such Joint Venture;

(j) other dispositions described on Schedule 5.2; and

(k) the transfer by ITG of all of the Stock or Stock Equivalents of Automotive Safety Components International, Inc. to BST in connection with the Permitted Reorganization Transactions so long as contemporaneously with such transfer New Narricot shall have delivered to Agent the documents listed on Schedule C to the Ninth Amendment.

5.3 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than two (2) Business Days prior written notice to the Agent, (a) any Subsidiary of a Borrower may merge with, or dissolve or liquidate into, a Borrower or a Wholly-Owned Subsidiary of a Borrower, provided that Domestic Subsidiaries shall only be merged with and into Borrowers or another Domestic Subsidiary; (b) any Foreign Subsidiary may merge with or dissolve or liquidate into a Foreign Subsidiary; (c) any merger or consolidation that constitutes a Permitted Acquisition; (d) any Credit Party may be converted (including by way of merger) from a corporation to a limited liability company or from a limited liability company to a corporation; and (e) the merger of the following Subsidiaries with and into their parent company with the parent company as the surviving entity: (i) BWW CT, Inc., (ii) Burlington Industries IV, LLC, (iii) Burlington International Services Company, (iv) BI Properties I, Inc., (v) Burlington Apparel Services Company, (vi) BILLC Acquisition LLC, (vii) Cliffside Denim LLC, and (viii) WLR Cone Mills IP, Inc.

5.4 Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any equity or debt interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, including without limitation, by way of merger or consolidation or (iii) make or commit to make or provide any advance, loan, extension of credit, letters of credit to secure the obligations of, or capital contribution to or any other investment in, any Person including any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments by (i) any Credit Party in, to or for any other Credit Party (other than ITG), (ii) Foreign Subsidiaries in, to or for to one or more Foreign Subsidiaries, (iii) any Credit Party in, to or for one or more Foreign Subsidiaries and (iv) any Credit Party or any Subsidiary of any Credit Party in, to or for any Excluded Subsidiary organized in an Eligible Country (in each case, other than any member of the BST Group) so long as, in the case of clauses (iii) and (iv), before and after giving effect thereto (A) no Default or Event of Default has occurred and is continuing, (B) Availability is greater than $12,500,000 and Average Adjusted Availability is greater than (x) $20,000,000 with respect to Investments completed on or prior to March 2, 2007 and (y) $22,500,000 with respect to Investments after March 2, 2007 and, in the case of clause (iv), no default exists under any credit facility to which such Excluded Subsidiary is a party or to which its assets or property are subject, and if any of the foregoing extensions of credit described in clause (i), (ii), (iii) or (iv) above are evidenced by notes, such notes shall be pledged and delivered to the Agent, for the benefit of the Secured Parties, and have such terms as the Agent may reasonably require;

(b) loans and advances to employees in the Ordinary Course of Business;

(c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Sections 5.2(b) or 5.2(j);

(d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers; and

(e) Investments existing on the Closing Date and set forth on Schedule 5.4 and any renewal or replacement thereof;

(f) the Romanian Acquisition;

(g) the Permitted BST Acquisition;

(h) Permitted Acquisitions;

(i) Investments (i) in the form of deposits, prepayments and other credits to suppliers made in the Ordinary Course of Business consistent with the past practices of ITG and its Subsidiaries, (ii) in the form of extensions of trade credit in the Ordinary Course of Business and (iii) in the form of prepaid expenses and deposits to other Persons in the Ordinary Course of Business;

(j) Contingent Obligations permitted to Section 5.9;

(k) (i) the endorsement of negotiable instruments held for collection in the ordinary course of business or (ii) the making of lease, utility and other similar deposits or prepayments, or deposits or prepayments to suppliers, in each case in the Ordinary Course of Business;

(l) to the extent constituting Investments, Rate Contracts permitted pursuant to Section 5.9;

(m) mergers and consolidations in compliance with Section 5.3;

(n) Investments in the BST Group from the proceeds of any issuance of Stock by ITG not required to be prepaid hereunder;

(o) Investments pursuant to the Mexican Sale Agreement; and

(p) (i) the Narricot Subordinated Loan, only if such loan is evidenced by a subordinated promissory note in form and substance satisfactory to the Agent, (ii)

the transfer by ITG of all of the Stock or Stock Equivalents of Automotive Safety Components International, Inc. to BST in connection with the Permitted Reorganization Transactions so long as contemporaneously with such transfer the promissory note evidencing the Narricot Subordinated Loan is converted into Stock of BST, which Stock shall be pledged to the Subordinated Creditors pursuant to the Noteholder Subordination Agreement, and (iii) the Subordinated Seller Note, which shall be pledged to the Subordinated Creditors pursuant to the Noteholder Subordination Agreement.

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement;

(b) Indebtedness consisting of Contingent Obligations and permitted pursuant to Section 5.9;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including extensions, replacements and refinancings thereof so long as the principal amount of such Indebtedness as of the date of such extension, replacement or refinancing is not increased, other than by the addition of any accrued but unpaid interest, any applicable premium and/or fees relating to such extension, replacement or refinancing;

(d) Indebtedness (including Capital Leases) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including any Indebtedness assumed in connection with the acquisition of any such Property or secured by a Lien on such Property before the acquisition thereof; provided, that (i) such Indebtedness is incurred before or within 30 days after such acquisition or the completion of such construction or improvement, (ii) any such Indebtedness shall be secured only by the assets acquired, constructed or improved in connection with the incurrence of such Indebtedness and (iii) with respect to Indebtedness incurred to finance the acquisition of any fixed or capital assets, such Indebtedness shall not exceed 100% of the cost of such Property, and, in each case, any refinancing of any of the foregoing Indebtedness; provided, further, that in the case of each of the foregoing, the aggregate outstanding principal amount of all such Indebtedness shall not exceed at any time $20,000,000;

(e) unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(a);

(f) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(g) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(h) (i) Subordinated Indebtedness (other than the 18% Senior Note Subordinated Indebtedness) in an aggregate amount not to exceed the US Dollar Equivalent of $25,000,000, (ii) the 18% Senior Note Subordinated Indebtedness and (iii) WLR Subordinated Indebtedness;

(i) Indebtedness deemed to exist in connection with Rate Contracts permitted under Section 5.9; and

(j) other unsecured Indebtedness not exceeding in the aggregate at any time outstanding the US Dollar Equivalent of $5,000,000.

5.6 Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary or a WLR Affiliate, except:

(a) as expressly permitted by this Agreement;

(b) (i) any transaction between a Credit Party and another Credit Party and (ii) any transaction between a Foreign Subsidiary and another Foreign Subsidiary;

(c) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Subsidiary and not a WLR Affiliate;

(d) any transaction permitted pursuant to Sections 5.2, 5.3, 5.4, 5.5, 5.7 or 5.9;

(e) transactions set forth on Schedule 5.6; and

(f) the Permitted Reorganization Transactions.

5.7 Management Fees and Compensation. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:

(a) payment of reasonable compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business and consistent with past practices;

(b) payment of reasonable directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with duties performed and other reasonable actions taken in such director’s capacity as a member of any such board of directors or any committee thereof;

(c) payment of a management fee to WLR pursuant to the Management Agreement from and after the effective date thereof not to exceed $4,000,000 per annum payable in equal quarterly installments unless deferred voluntarily or as a result of a Default or an Event of Default; provided, however, that the fees described in this clause (c) shall not be paid during any period while a Default or Event of Default has occurred and is continuing or would arise as a result of such payment; provided, further any fees not paid due to the existence of a Default or Event of Default shall be deferred and may be paid when no Default or Event of Default exists; and

(d) reimbursement of reasonable out-of-pocket costs and expenses required to be paid pursuant to the Management Agreement.

5.8 Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock (other than the Culp Shares), or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9 Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) commodities hedging agreements and unsecured Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extensions, replacements and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

(d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(e) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Agent title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under Sections 5.2(b) or 5.2(j);

(g) Contingent Obligations arising under Letters of Credit (provided, however, that any Letter of Credit supporting any obligation of an Excluded Subsidiary (other than any member of the BST Group) shall be subject to the limitations set forth in Section 5.4(a));

(h) Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any Credit Party (other than ITG), which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(i) Contingent Obligations arising under a secured guaranty by the Credit Parties of the Indebtedness under the Mexican Facility subject to the terms of the Intercreditor Agreement;

(j) Contingent Obligations of any Credit Party in respect of Indebtedness otherwise permitted under Section 5.5(a), (h), (i) and (j);

(k) unsecured guaranties by a Credit Party of a Foreign Subsidiary’s obligations under extended term cotton purchase agreements; provided, that the Accounts generated from sales by such Foreign Subsidiary are owned by the applicable Credit Party;

(l) Without duplication of clause (g) above, Contingent Obligations supporting obligations of Excluded Subsidiaries (provided however, that any such Contingent Obligation supporting any obligation of an Excluded Subsidiary (other than any member of the BST Group) shall be subject to the limitations set forth in Section 5.4(a)); and

(m) other Contingent Obligations not exceeding the US Dollar Equivalent of $2,500,000 in the aggregate at any time outstanding.

5.10 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien in excess of the US Dollar Equivalent of $500,000 on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

5.11 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of a Borrower may declare and pay dividends to a Borrower or any Wholly-Owned Subsidiary of a Borrower, and except that:

(a) ITG may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents; and

(b) in the event a Credit Party or Domestic Subsidiary of a Credit Party files a consolidated income tax return with ITG, Borrowers may make distributions to ITG to permit ITG to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the Ordinary Course of Business.

(c) [Intentionally Omitted];

(d) the Credit Parties may pay (i) as and when due and payable, regularly scheduled payments of interest only at the non-default rate on Subordinated Indebtedness, subject to the terms of the subordination provisions applicable thereto, and (ii) on or after the date of the Twelfth Amendment, a one-time payment of accrued interest on the Subordinated Indebtedness equal to $2,000,000.00; and

(e) with respect to the 18% Senior Note Subordinated Indebtedness, the Credit Parties may make Permitted Subordinated Debt Payments.

5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it as of the Closing Date, other than any line of business that is related or complimentary to any existing line of business.

5.13 Amendment to Organization Documents. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to amend any of its Organization Documents in any respect that is materially adverse to the Lenders.

5.14 Accounting Changes. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year or method for determining fiscal quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party.

5.15 Amendments to Related Agreements and Subordinated Indebtedness.

(a) No Credit Party shall and no Credit Party shall permit any of its Subsidiaries, to (i) amend, supplement, waive or otherwise modify any provision of, any Related Agreement in a manner materially adverse to the Lenders or which would reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under any Related Agreement that would reasonably be expected to have a Material Adverse Effect.

(b) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any (i) Subordinated Indebtedness Documents except to the extent permitted by the applicable Subordination Agreement.

5.16 No Negative Pledges.

(a) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual prohibition or limitation on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any of its Subsidiaries. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired. Notwithstanding the foregoing two sentences, the following encumbrances or restrictions shall be permitted: (i) encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents; (B) Indebtedness permitted by Section 5.5(d); (C) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (D) customary provisions restricting assignment of any agreement entered into by a Subsidiary of a Borrower in the Ordinary Course of Business; (E) any holder of a Permitted Lien restricting the transfer of the property subject thereto; (F) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 5.2 pending the consummation of such sale; (G) in the case of a Joint Venture, restrictions in such person’s Organization Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Stock or Stock Equivalents of or property held in the subject Joint Venture and (H) any agreement in effect on the Closing Date as set forth on Schedule 5.16; or (ii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the agreements referred to in clause (i) above; provided that such amendments or refinancings are no more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

(b) No Borrower (other than ITG) shall issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under subsection 7.1(m) and (ii) unless such Stock and Stock Equivalents are pledged to the Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of the Borrowers pledged to the Agent as of the Closing Date.

5.17 OFAC. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

5.18 Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure using the name, logo or otherwise referring to UBS or GE Capital except (i) for filings required to be made with any Governmental Authority, including, without limitation, the Securities and Exchange Commission, in respect of which no consent or consultation with UBS or GE Capital shall be required, or (ii) to the extent any Credit Party is otherwise required to issue any such release or make any such disclosure under applicable Requirements of Law, only after using commercially reasonable efforts to consult with UBS or GE Capital prior thereto.

5.19 Sale-Leasebacks; Synthetic Leases; Factoring; etc. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease, factoring, declaring in trust, discounting or similar transaction involving any of its assets, other than the transactions contemplated by the Mexican Sale Agreement.

5.20 Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release at, to or from any real Property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party that would violate any Environmental Law, form the basis for any Material Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

5.21 Food Security Act.

(a) No Borrower shall purchase any cotton or other goods that would constitute farm products if the seller were a Person engaged in farming operations, unless such Borrower acquires good title to such goods free and clear of all Liens (except Permitted Liens) and, in particular, free from any statutory or other grower’s or producer’s Liens in favor of any secured party who has taken steps under the Food Security Act or any other federal or state statute to preserve its Lien rights upon such goods notwithstanding the passage of title directly or indirectly to such Borrower.

(b) Each Borrower shall in all respects comply with all applicable Food Security Act Notices during their periods of effectiveness under the Food Security Act, including directions to make payments to the sellers by issuing payment instruments directly to the sellers’ secured party or jointly payable to the seller and the sellers’ secured party, as specified in the Food Security Act Notice, so as to terminate or release the security interest in cotton or other farmed products maintained under the Food Security Act. Each Borrower shall notify the Agent in writing within five (5) Business Days after receipt by such Borrower any notice received pursuant to the applicable provisions of the Food Security Act or pursuant to the UCC or any applicable local laws of any Lien filed with respect to cotton or any other farm products that may be purchased by such Borrower or intended for resale to such Borrower (a “Food Security Act Notice”).

(c) If at any time a Borrower purchases cotton or other farm products from a Person engaged in farming operations or an agent for such Person in a jurisdiction which has implemented the provisions of the Food Security Act with respect to the creation of a “central filing system,” such Borrower shall promptly register with the Secretary of State (or equivalent official) of each such jurisdiction, pursuant to the registration requirements of the Food Security Act and notify the Agent in writing of such registration with the central filing system and, if requested by the Agent, provide the Agent with copies of any Food Security Act Notices, master list, supplements thereto or otherwise materials then or thereafter received from the Secretary of State (or other official) of the central filing system by such Borrower.

ARTICLE VI - FINANCIAL COVENANTS

6.1 Fixed Charge Coverage Ratio. Each Credit Party covenants and agrees that, if at any time Availability is less than $17,500,000, the Fixed Charge Coverage Ratio for the twelve month period ending as of the last day of the immediately preceding fiscal month shall in no event be less than 1.05 to 1.00. The Fixed Charge Coverage Ratio shall be calculated in the manner set forth in Exhibit 4.2(b).

6.2 Capital Expenditures. The Credit Parties shall not make Unfinanced Capital Expenditures in excess of $20,000,000 in Fiscal Year 2007.

ARTICLE VII - EVENTS OF DEFAULT

7.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. (i) Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 4.1, 4.2(b), 4.2(d), 4.2(g), 4.3(a), 4.6, 4.9, 4.14, Article V or Article VI hereof, (ii) any Credit Party fails to perform or observe any term, covenant or agreement contained in Section 4.2(h) and, in the case of this subclause (ii), such failure to perform or observe shall continue unremedied for a period of three (3) Business Days or (iii) any Credit Party fails to perform or observe any term, covenant or agreement contained in Section 4.16 and, in the case of this subclause (iii), such failure to perform or observe shall continue unremedied for a period of seven (7) days; or

(d) Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by the Agent or the Majority Lenders; or

(e) Cross-Default. Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of the Mexican Facility or any Indebtedness (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the US Dollar Equivalent of $3,500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, in either case of clause (i) or clause (ii) above, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto); provided that, with respect to any default under the 18% Senior Note Documents resulting from any action or omission by any Excluded Subsidiary, such default shall result in an Event of Default under this Agreement only to the extent that (x) the 18% Senior Note Subordinated Indebtedness is accelerated by the holders of such Indebtedness, or (y) the holders of the 18% Senior Note Subordinated Indebtedness deliver a Subordinated Debt Default Notice to the Agent that triggers the commencement of the applicable period described in Section 2.4 of the Noteholder Subordination Agreement; or

(f) Insolvency; Voluntary Proceedings. A Borrower, individually, ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party, in either case, with assets in excess of the US Dollars Equivalent of $1,000,000: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, in either case, with assets in excess of the US Dollar Equivalent of $1,000,000, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, in any case, within sixty (60) days after such commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party, in either case, with assets in excess of the US Dollar Equivalent of $1,000,000 admits the material allegations of a petition against it in any such Insolvency Proceeding, or an order for relief (or similar order under non-US law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party, in either case, with assets in excess of the US Dollar Equivalent $1,000,000 acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of the US Dollar Equivalent of $3,500,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i) [Intentionally Omitted]; or

(j) [Intentionally Omitted]; or

(k) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of the Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(m) Ownership. If (i) at any time after the Closing Date, any Person other than a Permitted Investor, owns beneficially, directly or indirectly, more than 51% of the issued and outstanding voting Stock of ITG or, in any event, Stock representing voting control of the Borrowers; or (ii) ITG ceases to own either directly or indirectly one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of the Borrowers, in each instance in clauses (i) and (ii), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of the Agent, for the benefit of the Secured Parties or (iii) a “Change of Control” as defined in the 18% Senior Note Documents shall occur; or

(n) Amended and Restated Support Agreement. (A) The Investors fail, at any time that (x) on any Determination Date, average Availability for the ten (10) calendar days immediately preceding the Determination Date is less than $20,000,000 or (y) on any date, Availability is less than $15,000,000, to make either (i) a cash capital contribution to ITG or (ii) a loan in the form of WLR Subordinated Indebtedness to ITG, in either case, in an amount equal to the greater of (X) the amount by which such average Availability is less than $20,000,000 or Availability is less than $15,000,000, as applicable, and (Y) $2,500,000 (such greater amount, the “Equity Infusion”), within three (3) days after a request by Agent or the Majority Lenders to the Investors to fund such Equity Infusion (a “Request”); provided, that, notwithstanding the foregoing, in no event will the aggregate amount required to be invested or loaned by the Investors pursuant to the Amended and Restated Support Agreement be in excess of $15,000,000 or (B) Availability falls below $12,500,000 at any time after a Request is made and prior to the time the corresponding Equity Infusion is received.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Agent may, and shall at the request of the Majority Lenders:

(a) declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be terminated, whereupon such Commitments shall forthwith be terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsections 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein, the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, any Lender or the L/C Issuer. Notwithstanding anything to the contrary contained herein, the Agent and the Collateral Agents may (and at the request of Majority Lenders, shall) send Activation Notices at any time when an Event of Default is continuing or after Availability is less than $12,500,000 (unless Agent or Collateral Agents otherwise consent) or Average Adjusted Availability is equal to or less than $17,500,000; provided, that if, at any time more than ninety (90) days after an Activation Notice is sent, Average Adjusted Availability is more than $17,500,000 and Availability on any single day is not less than $12,500,000 during the measuring period with respect to Average Adjusted Availability and no Event of Default is continuing, then Agent and Collateral Agents, as applicable, shall rescind such Activation Notices. Notwithstanding the foregoing, to the extent Agent shall have delivered any Activation Notices prior to the Eighteenth Amendment Effective Date, Agent shall use commercially reasonable efforts to rescind such Activation Notices no later than forty-five days after the Eighteenth Amendment Effective Date.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, the Agent may (and at the request of Majority Lenders, shall), or if this Agreement (or the Revolving Loan Commitment) is terminated for any reason, the Agent shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2 hereof), and the Borrowers shall thereupon deliver to the Agent, to be held for the benefit of the L/C Issuer, the Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. The Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, the Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Agent’s name, for the benefit of the L/C Issuers, the Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and the Agent may, in their discretion, select.

ARTICLE VIII - THE AGENT

8.1 Appointment and Duties.

(a) Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as the Agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, each Collateral Agent and the Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent”, “collateral agent”, “Collateral Agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. The title of Documentation Agent is purely administrative in nature. The Co-Documentation Agents named on the cover of this Agreement shall have no duties or liabilities hereunder other than those duties and liabilities applicable to any Lender.

(d) Collateral Agents. Notwithstanding anything contained in this Article VIII or any other Loan Document to the contrary, no Collateral Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such or as expressly set forth below in this Section 8.1(d). All determinations under this Agreement and the other Loan Documents (including modifications to such Loan Documents) related, directly or indirectly, to the Collateral, borrowing base eligibility standards or reserves, intercreditor arrangements, collateral information rights, access rights, appraisal rights or audit rights (including, for the avoidance of doubt, any such determinations which are assigned to the Agent pursuant to this Agreement and other Loan Documents) shall be made by the Collateral Agents as set forth in this Section 8.1(d) (hereinafter collectively referred to as a “Collateral Matter”). If a Collateral Agent makes any proposal with respect to a Collateral Matter (including without limitation, proposes an adjustment or revision or interpretation of borrowing base eligibility standards or reserves), the other Collateral Agent shall respond to such proposal within three (3) Business Days. In the event that the Collateral Agents cannot agree on a determination with respect to a Collateral Matter, the determination shall be made by the individual Collateral Agent either asserting the more conservative credit judgment or declining to permit the requested action for which consent is being sought by the Borrowers, as applicable. Notwithstanding the foregoing, the records of Agent shall control with respect to all matters relating to the Loans, the Letters of Credit and the Collateral.

(e) INTERCREDITOR AGREEMENT AND POST-CLOSING AGREEMENT. EACH LENDER AND EACH OTHER PERSON PARTY HERETO FROM TIME TO TIME (OTHER THAN THE CREDIT PARTIES) HEREBY (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE AGENT ON ITS BEHALF TO ENTER INTO THE INTERCREDITOR AGREEMENT AS FIRST LIEN AGENT (AS DEFINED THEREIN) AND ON BEHALF OF SUCH LENDER. AGENT IS AUTHORIZED TO EXECUTE AND DELIVER THAT CERTAIN POST-CLOSING

MATTERS AGREEMENT DATED AS OF THE DATE HEREOF AMONG THE CREDIT PARTIES AND AGENT, AND EACH LENDER BY MAKING OR PURCHASING AN INTEREST IN LOANS AT ANY TIME SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY SUCH AGREEMENT.

8.2 Binding Effect. Each Lender and each L/C Issuer agrees that (i) any action taken by the Agent, the Collateral Agents or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent or Collateral Agents in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent, the Collateral Agents or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) No Action without Instructions. Neither the Agent nor any Collateral Agent shall be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, neither the Agent nor any Collateral Agent shall be required to take, or to omit to take, any action (i) unless, upon demand, the Agent or such Collateral Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent or Collateral Agents, as applicable, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent, the Collateral Agent or any Related Person thereof or (ii) that is, in the opinion of the Agent, the Collateral Agent or its or their counsel, contrary to any Loan Document or applicable Requirement of Law.

8.4 Delegation of Rights and Duties. Each of the Agent and the Collateral Agents may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by the Agent.

8.5 Reliance and Liability.

(a) Each of the Agent and the Collateral Agents may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of the Agent, any Collateral Agent and its or their Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, L/C Issuer, ITG, each Borrower and each other Credit Party hereby waive and shall not assert (and each of ITG and the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, neither the Agent nor any Collateral Agent:

(i) shall be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Agent or Collateral Agents, when acting on behalf of such agent);

(ii) shall be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes any warranty or representation, and shall be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Agent or Collateral Agents, as applicable, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and

(iv) shall have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent or Collateral Agent, as applicable, shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, ITG and each Borrower hereby waives and agrees not to assert (and each of ITG and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against the Agent or any Collateral Agent based thereon.

8.6 Agent Individually. Each of the Agent, the Collateral Agents and its or their Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as the Agent or Collateral Agent, as applicable, and may receive separate fees and other payments therefor. To the extent the Agent, the Collateral Agents or any of its or their Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Revolving Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent, the Collateral Agents or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Majority Lenders.

8.7 Lender Credit Decision. Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon the Agent, the Collateral Agents, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by the Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Agent or Collateral Agents to the Lenders or L/C Issuers, the Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Agent, the Collateral Agents or any of its or their Related Persons.

8.8 Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Agent, the Collateral Agents and each of its or their Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severably and ratably, of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes (as defined in Section 10.1(c)) paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Agent, the Collateral Agents and each of its or their Related Persons (to the extent not reimbursed by any Credit Party), severably and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against, the Agent, the Collateral Agents or any of its or their Related Persons in any matter relating to or arising out of, in connection with or as a result of, any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent, the Collateral Agents or any of its or their Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Agent, the Collateral Agents or any of its or their Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or the Collateral Agents or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order; and provided further, a Related Person shall be indemnified only to the extent any of the foregoing relates to or arises from the Related Person acting for Agent (in its capacity as Agent) or Collateral Agent (in its capacity as Collateral Agent).

8.9 Resignation of Agent, Collateral Agent or L/C Issuer.

(a) Each of the Agent and each Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If the Agent or any Collateral Agent, as applicable, delivers any such notice, the Majority Lenders shall have the right to appoint a successor Agent or Collateral Agents, as applicable. If, within 30 days after the retiring Agent or Collateral Agents, as applicable, having given notice of resignation, no successor Agent or Collateral Agents, as applicable, has been appointed by the Majority Lenders that has accepted such appointment, then the retiring Agent or Collateral Agents, as applicable, may, on behalf of the Lenders, appoint a successor Agent or Collateral Agents, as applicable, from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrowers, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of such agent until a successor Agent or Collateral Agents, as applicable, shall have accepted a valid appointment hereunder, (iii) the retiring agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring agent was, or because such agent had been, validly acting as the Agent or Collateral Agents, as applicable, under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring agent shall take such action as may be reasonably necessary to assign to the successor agent its rights as the Agent or Collateral Agents, as applicable, under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Agent or Collateral Agents, as applicable, a successor agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring agent under the Loan Documents.

(c) So long as at least one L/C Issuer remains, any L/C Issuer may resign at any time by delivering notice of such resignation to the Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

8.10 Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs the Agent and Collateral Agents to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.13; and

(b) any Lien held by the Agent or any Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.13 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents that the Agent or any Collateral Agent has been notified in writing are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, in the case of any Letter of Credit Obligation, receipt by the Agent or any Collateral Agent of a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to the Agent or such Collateral Agent, as applicable, and each Indemnitee that is, or may be, owed such Obligations and (D) to the extent requested by the Agent or any Collateral Agent receipt by the Agent or such Collateral Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to the Agent and Collateral Agents

Each Lender and L/C Issuer hereby directs the Agent, and the Agent hereby agrees, upon five days advance notice from the Borrower Representative (or such shorter period as the Agent shall agree), to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 and the decisions and actions of the Agent, the Collateral Agents and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of the Agent, the Collateral Agents, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE IX - MISCELLANEOUS

9.1 Amendments and Waivers.

(a) Except amendments to Schedule 1.12 and in Section 1.14 regarding amendments to Schedule 1.14, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent with the consent of the

Majority Lenders), the Borrowers and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (in addition to the Majority Lenders or the Agent with the consent of the Majority Lenders), the Borrowers and acknowledged by the Agent, do any of the following:

(i) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));

(ii) postpone or delay any date fixed for, or waive, any scheduled installment of principal or any payment of interest, fees or other amounts due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document;

(iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v) amend this Section 9.1 or the definition of “Majority Lenders” or any provision providing for consent or other action by all Lenders;

(vi) amend the definition of “Availability Block” which reduces the amount specified therein;

(vii) increase the $10,000,000 limitation in Section 1.12(b)(iv), the percentage advance rates set forth in the definition of Borrowing Base, or the $22,300,000 limitation set forth in clause (d) of such definition;

(viii) amend or waive Section 1.10(c) or Section 4.14; or

(ix) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (ix).

(b) No amendment, waiver or consent shall, unless in writing and signed by the Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Majority Lenders or all the Lenders directly affected thereby, as the case may be (or by the Agent with the consent of the Majority Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Agent, the Swingline Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document.

(c) Notwithstanding anything to the contrary contained in this Section 9.1, the Agent may amend Schedule 1.1(a) to reflect assignments entered into pursuant to Section 9.9.

9.2 Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified in this Agreement to be given by any other means (including by way of facsimile), be given in writing and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, the Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and the Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, 1 Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Agent pursuant to Article I shall be effective until received by the Agent.

(c) Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 9.2(a), each of the Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by the Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY,

FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Agent, the Collateral Agents or the Majority Lenders, shall be at the expense of such Credit Party, and neither the Agent, the Collateral Agents nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand (a) the Agent and each Collateral Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs to the Agent and the Collateral Agents, (b) the Agent and Collateral Agents for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Agent or Collateral Agents, as applicable, for its examiners) in each case performed or conducted as required or permitted by this Agreement, (c) each of the Agent and each Collateral Agent, each of its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than the Agent or any Collateral Agent) incurred in connection with any of the matters referred to in clause (c) above.

9.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend the Agent, the Collateral Agents, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Agreement, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by the Collateral Agents or the Agent or following the Agent, the Collateral Agents or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that the Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9 hereof, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

9.9 Assignments and Participations; Binding Effect.

(a) This Agreement shall become effective when it shall have been executed by ITG, the Borrowers, the other Credit Parties signatory hereto and the Agent and when the Agent shall have been notified by each Lender and the initial L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, ITG, the Borrowers, the other Credit Parties hereto (in each case except for Article VIII), the Agent, each Lender and L/C Issuer party hereto and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of ITG, any Borrower, any other Credit Party, any L/C Issuer or the Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Agent and, as long as no Event of Default is continuing, the Borrower Representative; provided, however, that for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $10,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Loans, Commitments and Letter of Credit Obligations, or is made with the prior consent of the Borrower Representative and the Agent.

(c) The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Agent (which shall keep a copy thereof) an Assignment, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment by the assignee of an assignment fee in the amount of $3,500 (unless waived by the Agent in its sole discretion). Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Agent consenting to such Assignment (if required), from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to the Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to the Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan

Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and each Borrower and ITG shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

9.10 Confidentiality. Each Lender, L/C Issuer and the Agent shall maintain the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential for a period ending on the date two (2) years following the date on which this Agreement terminates in accordance with the terms hereof, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or the Agent, as the case may be, on a non-confidential basis from a source other than any Credit Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by the Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs (including the investors therein) or participants and to their respective Related Persons, in each case to the extent such assignees, investors, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(b) Each Credit Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using a Borrower’s or any other Credit Party’s name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft of any advertising material to the Borrower Representative for review and comment prior to the publication thereof.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Each of the Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and the Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

9.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability; Facsimile Signature. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. Any Loan Document, or other agreement, document or instrument, delivered by facsimile transmission shall have the same force and effect as if the original thereof had been delivered.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in the preparation of such documents and agreements.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuer, the Agent and, subject to the provisions of Section 8.11 hereof, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in New York, New York for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) [Intentionally Omitted].

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of the Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY OF LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of each Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

9.22 Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; (ii) any default by a Lender in its obligation to make Loans hereunder after all conditions thereto have been satisfied or waived in accordance with the terms hereof, provided such default shall not have been cured; or (iii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which the Majority Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrowers may, at their option, notify the Agent and such Affected Lender (or such defaulting or non-consenting Lender, as the case may be) of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such defaulting or non-consenting Lender, as the case may be), which Replacement Lender shall be a Lender or otherwise be reasonably satisfactory to the Agent. In the event the Borrowers obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected

Lender (or defaulting or non-consenting Lender, as the case may be) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrowers, the Replacement Lender and the Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.

9.23 Joint and Several. The Borrowers and Credit Parties are jointly and severally liable for all of the Obligations. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of the Borrowers and Credit Parties are subject.

9.24 Lender-Creditor Relationship. The relationship between the Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Original Currency with the Other Currency at noon (New York time), on the second Business Day preceding that on which final judgment is given.

(b) The obligation of a Borrower in respect of any sum due in the Original Currency from it to any Secured Party hereunder or under the Notes held by such Secured Party shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in such Other Currency such Secured Party may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Secured Party in the Original Currency, such Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Secured Party in the Original Currency, such Secured Party agrees to remit to such Borrowers such excess.

9.26 Non-Reliance. The Lenders represent and acknowledge that, in connection with their execution of this Agreement, they are aware of, and are relying on, the separateness of the Borrowers and Guarantors from the BST Group. Furthermore, the Lenders represent and acknowledge that they are relying exclusively on the assets of the Borrowers and Guarantors, and are not relying on the assets and/or credit-worthiness of the BST Group. The Lenders shall take no enforcement actions inconsistent with the foregoing representation and acknowledgment.

ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, stamp and other duties, value added taxes, charges or withholdings and all liabilities with respect thereto (and without deduction or withholding for or on account of any of them) in any jurisdiction (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by the Agent or any Lender to deliver the documentation required to be delivered pursuant to clause (f) below.

(b) If any accounts for or on account of Taxes shall be required by law to be deducted or withheld from or in respect of any amount payable under any Loan Document to any Secured Party or if Taxes are payable by any Secured Party on such amounts (i) such amount shall be increased as necessary to ensure that, after all required deductions, withholdings or payment of Taxes are made (including deductions, withholdings or Taxes applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions or withholdings been made or such Taxes been payable, (ii) the relevant Credit Party shall make such deductions or withholdings, (iii) the relevant Credit Party shall timely pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to the Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under this clause (b), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under this clause (b).

(c) In addition, the Borrowers agree to pay, and authorize the Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrowers or the Borrower Representative, by making funds available to the Agent in the amount equal to any such payment, make a Swing Loan to the Borrowers in such amount, the proceeds of which shall be used by the Agent in whole to make such payment on behalf of the Borrower. Within 30 days after the date of any payment of any amounts under this Section 10.1 by any Credit Party, the Borrowers shall furnish to the Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof to the extent that payment was not made to a Secured Party.

(d) The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with a copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Agent and such Secured Party may use any just and reasonable averaging and attribution methods.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) (i) Each Non-US Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-US Lender Party becomes a “Non-US Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from US withholding tax because the income is effectively connected with a US trade or business), W-8BEN (claiming exemption from, or a reduction of, US withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-US Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from US withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Agent that such Non-US Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-US Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-US Lender Party under the Loan Documents. Unless the Borrower Representative and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-US Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and the Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each US Lender Party shall (A) on or prior to the date such US Lender Party becomes a “US Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such US Lender Party is entitled to an exemption from US backup withholding tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Agent.

(g) All amounts set out in, or expressed to be payable under, a Loan Document by a Credit Party which (in whole or in part) constitute consideration for a supply for value added tax purposes shall be deemed to be exclusive of any value added tax which is chargeable on such a supply and, accordingly, if value added tax is chargeable on any supply made to a Credit Party under a Loan Document, that Credit

Party shall pay to the relevant Person an amount equal to the amount of such value added tax in addition to the underlying amount upon the relevant Person providing a valid value added tax invoice to that Credit Party. Where a Loan Document requires the Credit Party to reimburse any Person for any costs or expenses or similar amounts, the Credit Party shall also at the same time pay and indemnify the relevant Person against all value added tax incurred by the relevant Person in respect of the costs or expenses or similar amounts to the extent that the relevant Person reasonably determines that neither it nor any other member of any group of which it is a member for value added tax purposes is entitled to credit or repayment from the relevant tax authority in respect of the value added tax.

10.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through the Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified the Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower Representative may elect, by giving notice to such Lender through the Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to the Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any

LIBOR Rate Loans or of issuing or maintain any Letter of Credit, then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3 for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to the Agent), the Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3 for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

10.4 Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates. If the Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6 Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including

Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), payable on each date on which interest is payable on such Loan provided the Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to the Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice; provided that no Lender shall make a claim for any such additional insurance more than 180 days after such Lender has knowledge of such additional interest.

10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

10.8 Survival. The agreements and obligations of the Borrowers in this Article X shall survive the payment of all other Obligations.

ARTICLE XI - DEFINITIONS

11.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Affected Lender”	9.22
“Average Daily Revolving Amount”	1.9(b)
“Borrower” and “Borrowers”	Preamble
“Borrower Representative”	1.15
“Collateral Agents”	Preamble
“Collateral Matters”	8.1(d)
“Currency Overadvance”	1.1(a)
“EBITDA”	Exhibit 4.2(b)
“Eligible Accounts”	1.12(b)
“Eligible Assignee”	1.1(a)
“Eligible Inventory”	1.13(b)
“Event of Default”	7.1
“Fee Letter”	1.9(a)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“Food Security Act Notice”	5.21(b)
“Increased Commitment Proposal”	1.1(a)
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Insured Accounts”	1.12

“Investments”	5.4
“ITG”	Preamble
“L/C Reimbursement Agreement”	1.1(b)
“L/C Reimbursement Date”	1.1(b)
“L/C Request”	1.1(b)
“L/C Sublimit”	1.1(b)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Maximum Lawful Rate”	1.3(d)
“Maximum Revolving Loan Balance”	1.1(a)
“Non-Funding Lender”	1.11(b)
“Notice of Conversion/Continuation”	1.6(a)
“Original Currency”	9.25(a)
“Other Currency”	9.25(a)
“Other Lender”	1.11(d)
“Other Taxes”	10.1(c)
“Overadvance”	1.1(a)
“Permitted Liens”	5.1
“Register”	1.4(b)
“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Revolving Loan Commitment”	1.1(a)
“Revolving Loan”	1.1(a)
“Sale”	9.9(a)
“Settlement Date”	1.11(b)
“Swing Loan”	1.1(d)(i)
“Swingline Request”	1.1(d)(ii)
“Tax Returns”	3.10
“Taxes”	10.1(a)
“Unfinanced Capital Expenditures”	Exhibit 4.2(b)
“Unused Commitment Fee”	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“18% Senior Note Subordinated Indebtedness” means Subordinated Indebtedness incurred pursuant to the 18% Senior Note Documents in the initial principal amount of $80,000,000.

“18% Senior Note Documents” means (i) the Senior Subordinated Note Purchase Agreement, dated as of June 6, 2007 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the Noteholder Subordination Agreement, the “Senior Note Purchase Agreement”) among ITG and the purchasers from time to time party thereto (the “Senior Note Purchasers”), (ii) the $80,000,000 aggregate principal amount of 18.00% Senior Subordinated Notes due 2011 issued to the Senior Note Purchasers on June 6, 2007 (such notes, the “Initial Notes”), any “PIK Notes” (as defined in the Initial Notes) and any such notes issued in substitution for the Initial Notes pursuant to Section 14 of the Senior Note Purchase Agreement and (iii) the Amended and Restated Pledge Agreement dated as of April 15, 2008 made by ITG in favor of the Senior Note Purchasers.

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) owned by any Borrower, including, without limitation, the unpaid portion of the obligation of a customer of a Borrower in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Borrower in the Ordinary Course of Business, as stated on the respective invoice of a Borrower, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Borrower who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Activation Notice” means a notice delivered by the Agent to a depository, securities intermediary or commodities intermediary to forward immediately all amounts in the applicable account as directed by the Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, (i) neither the Agent nor any Lender and (ii) no WLR Affiliate, in either case, shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party.

“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent appointed pursuant to Section 8.9.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall be (i) from the Closing Date up to but not including the Thirteenth Amendment Effective Date, in the amount of $165,000,000, (ii) from and after the Thirteenth Amendment Effective Date, in the amount of $129,000,000, as such amount may be increased or reduced from time to time pursuant to this Agreement and (iii) from and after the Eighteenth Amendment Effective Date, in the amount of $75,000,000, as such amount may be increased or reduced from time to time pursuant to this Agreement.

“Applicable Margin” means:

(a) for the period commencing on the Closing Date through January 31, 2007, 2.00% for LIBOR Loans and 1.00% for Base Rate Loans;

(b) for the period commencing February 1, 2007 up to but not including the Thirteenth Amendment Effective Date, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time as set forth below, determined on the first Business Day of each Fiscal Month based upon the Average Daily Revolving Amount during the immediately preceding fiscal month:

Average Daily Revolving Amount	LIBOR Margin	Base Rate Margin
< $80,000,000	1.75%	0.75%

>$80,000,000 but < $120,000,000	2.00%	1.00%

>$120,000,000	2.25%	1.25%

(c) for the period from and after the Thirteenth Amendment Effective Date up to but not including the Fifteenth Amendment Effective Date, 2.75% for LIBOR Loans and 1.75% for Base Rate Loans;

(d) for the period from and after the Fifteenth Amendment Effective Date up to but not including the Eighteenth Amendment Effective Date, 4.00% for LIBOR Loans and 3.00% for Base Rate Loans; and

(e) for the period from and after the Eighteenth Amendment Effective Date, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time as set forth below, determined on the first Business Day of each Fiscal Month based upon the Average Adjusted Availability during the immediately preceding Fiscal Month:

Average Adjusted Availability	LIBOR Margin	Base Rate Margin
< $25,000,000	4.25%	3.25%

>$25,000,000 but < $35,000,000	4.00%	3.00%

>$35,000,000	3.75%	2.75%

Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.

“Amended and Restated Support Agreement” means that certain Second Amended and Restated Support Agreement dated as of June 30, 2009 by and among the Investors, ITG and Agent.”

“Appraisal” means, as applicable, (i) the appraisal delivered to the Agent prior to the Closing Date setting forth the Net Orderly Liquidation Value of Inventory, Net Forced Liquidation Value of Equipment and fair market value of real Property, and (ii) any appraisal in form and substance reasonably satisfactory to the Agent delivered to the Agent pursuant to Sections 4.2(k) or (n).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any prospective assignee thereof and accepted by the Agent, in substantially the form of Exhibit 11.1(a).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Available Currency” means Euros, Canadian Dollars, Pounds Sterling and any other readily available currencies as agreed by the Agent and applicable L/C Issuers.

“Availability” means, as of any date of determination, the amount by which (a) the “Borrowing Base” (as calculated pursuant to the Borrowing Base Certificate) in effect from time to time less the sum of (w) the Availability Block, plus (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans plus (z) such Reserves as may be imposed by the Agent in accordance with the terms of this Agreement exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Availability Block” means $5,000,000.

“Average Adjusted Availability” means on any date of determination (such date, the “Determination Date”), average Availability for the thirty (30) calendar days preceding the Determination Date, or in the case of an Investment, Permitted Acquisition, Capital Expenditure or asset disposition, pro forma average Availability for the thirty (30) calendar days preceding the closing date of such Investment, Permitted Acquisition, Capital Expenditure or asset disposition, determined as if such Investment, Permitted Acquisition, Capital Expenditure or asset disposition had occurred immediately prior to that thirty (30) calendar day period.

“Bank Product” means any of the following products or services extended to any Credit Party by any Lender or any Lender’s Affiliate: (a) cash management services, including automatic clearinghouse, controlled disbursement, depository, electronic fund transfer, information reporting, lockbox, overdraft, stop payment and/or wire transfer services and (b) commercial credit card and merchant card services.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” means, at any time, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States (the “base rate”)or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent), (b) the sum of 3.0% per annum and the Federal Funds Rate and (c) the sum of (x) LIBOR, as defined herein, calculated for each such day based on an Interest Period of three months (or six months for Interest Periods of six months) determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “base rate”, the “bank prime loan” rate or the Federal Funds Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article I.

“Borrowing Base” means, as of any date of determination by the Agent, from to time to time, an amount equal to the sum of:

(a) 85% of the book value of Eligible Accounts (other than Insured Accounts);

(b) the lesser of (i) 75% of the book value of Insured Accounts and (ii) $5,000,000;

(c) the least of (i) 65% of the book value (valued at the lower of cost or market) of Eligible Inventory, (ii) 85% of the book value (valued at the lower of cost or market) of Eligible Inventory multiplied by the then current NOLV Factor and (iii) an amount equal to 50% of the Borrowing Base; and

(d) fifty percent (50%) of the number of Culp Shares from time to time owned by ITG and held in an account which is subject to a Control Agreement multiplied by the lesser of (i) the current market value per share (marked-to-market on the last Business Day of each week) and (ii) $6.46 per share.

“Borrowing Base Certificate” means a certificate of the Borrower Representative, on behalf of the Borrowers, in substantially the form of Exhibit 11.1(b) hereto, duly completed by a Responsible Officer of the Borrower Representative.

“BST” means Global Safety Textiles Holdings LLC (f/k/a BST US Holdings, Inc.), a Delaware limited liability company.

“BST Facility” means that certain Term and Revolving Facilities Agreement dated as of December 8, 2006, by and among BST Safety Textiles Acquisition GmbH, Goldman Sachs Credit Partners L.P. and UBS Securities LLC, and the other Persons signatory thereto.

“BST Group” means BST and each of its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Canadian Dollars” and “C$” each means lawful currency of Canada.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” means all expenditures during any measuring period for any fixed asset or improvements or replacements, substitutions, or additions thereto that have a useful life of more than one year and are required to be capitalized under GAAP.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means any of the following:

(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) and securities that are the direct obligations of any Member State of the European Union, which at the time of acquisition thereof, was not targeted for sanctions by the Office of Foreign Assets Control of the United States Department of the Treasury so long as the full faith of and credit of such nation is pledged in support thereof, in each case having maturities of not more than one year from the date of acquisition;

(ii) US Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any domestic or foreign commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof or an equivalent rating from a comparable foreign rating agency (any such bank, an “Approved Bank”), in each case with maturities of not more than 180 days from the date of acquisition;

(iii) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or an equivalent rating from a comparable foreign rating agency, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 180 days after the date of acquisition or an equivalent rating from a comparable foreign rating agency;

(iv) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

(v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(vii) investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

(viii) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii).

“CIT Payment Amount” means, as at any date of determination, the aggregate principal amount of, and accrued and unpaid interest and Unused Commitment Fee in respect of, all outstanding Revolving Loans and Revolving Loan Commitments, as applicable, of The CIT Group/Commercial Services, Inc.

“Closing Date” means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by the Agent and all Lenders.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party who has granted a Lien to the Agent, in or upon which a Lien now or hereafter exists in favor of any Lender or the Agent for the benefit of the Agent, Lenders and other Secured Parties, whether under this Agreement or under any other Collateral Documents.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or the Agent for the benefit of the Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or the Agent for the benefit of the Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, its Revolving Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that the holders of such liability will be protected (in whole or in part) against monetary loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another

Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, the Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to the Agent and in any event providing to the Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means ITG, each other Borrower and each other Person (i) which executes this Agreement as a “Credit Party,” (ii) which executes a guaranty of the Obligations, (iii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Stock of which is pledged to the Agent for the benefit of itself and Lenders.

“Culp” means Culp, Inc., a North Carolina corporation (NYSE: CFI).

“Culp Purchase Agreement” means that certain Asset Purchase Agreement, dated as of January 11, 2007, between ITG and Culp, as in effect on such date.

“Culp Shares” means shares of Culp Stock received as consideration by ITG pursuant to the Culp Purchase Agreement.”

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property pursuant to Sections 5.2(b) or 5.2(j) or otherwise with the consent of Majority Lenders, and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic” means, with respect to any Borrower, Credit Party or Subsidiary of a Borrower or Credit Party, that such Borrower, Credit Party or Subsidiary is incorporated or otherwise organized under the laws of a state of the United States of America.

“Eighteenth Amendment Effective Date” means December 22, 2009.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eleventh Amendment” means that certain Amendment No. 11 to Credit Agreement dated as of April 14, 2008 among Borrowers, the other Credit Parties party thereto, the Agent and the Lenders.

“Eligible Countries” means the United States, Canada, any Member State of the European Union, any state which is a signatory to the North American Free Trade Agreement or Central America Free Trade Agreement, Colombia, Brazil, Jordan, Turkey, Egypt, Bangladesh, India, Israel, People’s Republic of China, South Korea, Vietnam, Nicaragua, Sri Lanka, South Africa and such other countries as may be requested by the Borrower Representative and approved by the Agent, such approval not to be unreasonably withheld (unless the Agent notifies the Borrower Representative that any of the aforementioned countries cannot be an “Eligible Country” due to any Lender’s lending restrictions (as determined by Agent in good faith)).

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes in any jurisdiction, in each case, that are applicable to the Credit Parties or their Subsidiaries.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and required costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equipment” means “equipment” as such term is defined in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Euros” or “€” means European Euros.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Equity Issuance” means the private issuance of any of (a) Stock or Stock Equivalents by ITG to management or employees of a Credit Party under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time, (b) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of a Borrower to a Borrower or another Wholly-Owned subsidiary of a Borrower constituting an Investment permitted hereunder, (c) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of ITG to ITG or another Wholly-Owned Subsidiary of ITG constituting an Investment permitted hereunder, (d) Stock or Stock Equivalents by ITG excluding the Preferred Stock Issuance, the Net Proceeds of which are invested in Capital Expenditures, Permitted Acquisitions or Investments in Excluded Subsidiaries within ninety (90) days after receipt thereof, (e) Stock or Stock Equivalents by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required pursuant to a

Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries and (f) Stock or Stock Equivalents issued in connection with the Permitted BST Acquisition.

“Excluded Subsidiary” means any Person referred to in the last sentence of the definition of “Subsidiary”.

“Extended Terms Accounts” means Accounts owing by the Account Debtors listed on Part B of Schedule 1.12 and designated therein as Extended Terms Account Debtors.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fifteenth Amendment Effective Date” means May 20, 2009.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary more than fifty percent (50%) of the voting Stock (directly or through ownership of Stock Equivalents) of which are held directly by a Borrower or indirectly by a Borrower through one or more Domestic Subsidiaries.

“Food Security Act” means the Food Security Act, 7 U.S.C. §1631.

“Foreign” means, with respect to any Subsidiary of a Credit Party, that such Subsidiary is not a US Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Greige Goods” means woven fabric that requires only finishing steps such as dyeing.

“Guarantor” means any Subsidiary of ITG that is a party to the Guaranty and Security Agreement.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to the Agent and Borrowers, made by the Credit Parties in favor of the Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Holdco Debt” means unsecured Indebtedness incurred by ITG, any Holding Company of ITG or any Holding Company of BST that is not secured by the assets of, or guaranteed by, any Credit Party.

“Holding Company” means in relation to ITG or BST any limited liability company or corporation in respect of which it is a Subsidiary and that owns no material assets other than the Stock or Stock Equivalents of ITG or BST.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Revolving Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Independent Director” means a director of a US Member of the BST Group who is not at the time of initial appointment, or at any time while serving as a director of the relevant member of the BST Group, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director of the relevant member of the BST Group), officer, employee, partner, attorney or counsel of any other member of the BST Group or any member of ITG or any Subsidiary of ITG or any affiliate of any of them; (b) a creditor, customer, supplier or other person who derives any of its purchases or revenues from its activities with the relevant member of the BST Group or any member of ITG or any Subsidiary of ITG or any affiliate of any of them; (c) a person or other entity controlling or under common control with any such stockholder, partner, creditor, customer, supplier or other person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, creditor, customer, supplier or other person. (As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise).

A natural person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director of a US Member of the BST Group if such individual is an independent director provided by a nationally-recognized company that provides professional independent directors and that also provides other corporate services in the ordinary course of its business.

A natural person who otherwise satisfies the foregoing definition except for being the independent director of a “special purpose entity” affiliated with a member of the BST Group or ITG or any Subsidiary of ITG Group shall not be disqualified from serving as an Independent Director of a US Member of the BST Group if such individual (i) is an independent director provided by a nationally-recognized company that provides professional independent directors and (ii) is not at the time of initial appointment or while serving the independent director of an entity (other than the relevant member of the BST Group) that owns a direct or indirect equity interest in the BST.

“Insolvency Proceeding” means (a) any case, action, application or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, voluntary arrangement, scheme of arrangement, moratorium administration, liquidation, receivership, dissolution, winding-up or relief of debtors and/or the appointment of any Person or officer in connection therewith, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under US Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet domain names, Trade Secrets and IP Licenses in any jurisdiction.

“Intercreditor Agreement” means that certain Amended and Restated Subordination and Intercreditor Agreement, dated as of the Eighteenth Amendment Effective Date, by and among Agent, as Senior Agent, GE Capital, as Subordinated Agent and the Borrowers.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the first day of each calendar month (starting with February 1, 2007).

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrowers, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Borrower’s custody or possession, including inventory on the premises of others and items in transit.

“Investors” shall have the meaning ascribed thereto in the Amended and Restated Support Agreement.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“Joint Ventures” means, collectively, Summit Yarn Holding I, Inc., a Delaware corporation, Summit Yarn Holding II, Inc., a Delaware corporation, Summit Yarn LLC, a North Carolina limited liability company, Cone Denim Jiaxing Limited, a corporation organized under the laws of China, ITG – Phoung Phu Joint Venture Company, a joint venture organized under the laws of Vietnam, SCI – Huamao China Investment Limited, a corporation organized under the laws of Hong Kong, Automotive Safety Components International GT (Proprietary) Limited, a corporation organized under the laws of South Africa, and any other Person that is not a Wholly-Owned Subsidiary and in which a Credit Party or a Subsidiary of a Credit Party owns any Stock or Stock Equivalent and that Borrower Representative notifies Agent as being a “Joint Venture” and Agent consents thereto (such consent not to be unreasonably withheld).

“L/C Issuer” means GE Capital or a Subsidiary thereof or a Lender or other bank or other legally authorized Person selected by or acceptable to the Agent and ITG, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and the Agent.

“Letter of Credit” means documentary or standby letters of credit issued for the account of the Borrowers by L/C Issuers, and bankers’ acceptances issued by a Borrower, for which the Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by the Agent and Lenders at the request of the Borrowers or the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(b) with respect to any Letters of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by the Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest and penalties accrued thereon or as a result thereof), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means for each Interest Period, the greater of (a) one percent (1%) per annum, (b) the offered rate per annum for deposits of Dollars for the applicable Interest Period and (c) the offered rate per annum for deposits of Dollars for an Interest Period of three months (or six months for Interest Periods of six months), in each case, that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, charge, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law), but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means a Revolving Loan which is a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Mexican Sale Agreement, the Intercreditor Agreement, the Noteholder Subordination Agreement and all documents delivered to the Agent and/or any Lender in connection with any of the foregoing.

“Majority Lenders” means Lenders having (a) at least fifty-one percent (51%) of the Aggregate Revolving Loan Commitments of all Lenders or (b) if the Aggregate Revolving Loan Commitments have been terminated, at least fifty-one percent (51%) of the aggregate outstanding amount of Revolving Loans and Letter of Credit Obligations.

“Management Agreement” means that certain Management Agreement to be entered into and delivered to Agent between WLR and ITG, in form and substance reasonably acceptable to Agent.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or condition (financial or otherwise) of the Credit Parties and the Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien relating to a material portion of the Collateral granted to the Lenders or to the Agent for the benefit of the Secured Parties under any of the Collateral Documents.

“Material Environmental Liabilities” means Environmental Liabilities exceeding the US Dollar Equivalent of $1,000,000 in the aggregate.

“Member States of the European Union” means (a) for purposes of Section 1.12, those states which were members of the European Union prior to May 1, 2004 and Romania and (b) for all other purposes means those states which are as of the date hereof, and other states which shall from time to time become, member states of the European Union and in any event shall include Romania.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of August 29, 2006 by and among Safety Components International, Inc. (n/k/a International Textile Group, Inc.), SCI Merger Sub, Inc. and International Textile Group, Inc. (n/k/a ITG Holdings, Inc.).

“Mexican Facility” means that certain Term Loan Agreement dated as of the Closing Date by and among Burlington Morelos, S.A. de C.V., UBS AG, Stamford Branch, General Electric Capital Corporation and the other Persons signatory thereto.

“Mexican Sale Agreement” means the Receivables Sale Agreement dated as of the date hereof between Parras Cone de Mexico, S.A. de C.V. and Cone Denim LLC, a Delaware limited liability company;

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real Property or any interest in real Property.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Narricot Subordinated Loan” means a loan by ITG in the aggregate principal amount of not greater than $20,000,000 which is made to Narricot Industries LP from the proceeds of the WLR Realignment Loan (for sake of clarity, the initial principal amount of the Narricot Subordinated Loan shall not be greater than the initial principal amount of the WLR Realignment Loan).

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person.

“Net Forced Liquidation Value” means the cash proceeds of Equipment which could be obtained in a forced liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent Appraisal delivered to the Agent.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent Appraisal delivered to the Agent.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs, fees and expenses relating to such Disposition, (ii) sale, use or other transaction taxes or income or gain taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“New Narricot” means a newly formed entity into which Narricot Industries LP will contribute certain assets in accordance with the Permitted Reorganization Transactions.

“Ninth Amendment” means that certain Amendment No. 9 to Credit Agreement dated as of November 16, 2007 among Borrowers, the other Credit Parties party thereto, the Agent and the Lenders.

“Non-US Lender Party” means each of the Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person under and as defined in Section 7701(a)(30) of the Code.

“NOLV Factor” means, as of the date of the Appraisal most recently received by the Agent, the quotient of the Net Orderly Liquidation Value divided by the net book value (valued at the lower of cost or market) of Inventory, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by the Agent of each updated Appraisal.

“Note” means any Revolving Note or Swing Line Note and “Notes” means all such Notes.

“Noteholder Subordination Agreement” means that certain Second Amended and Restated Subordination and Intercreditor Agreement dated as of December 24, 2008 by and among Clearlake Capital Partners, LLC, as collateral agent on behalf of Canyon Value Realization Fund, L.P., CCP F, L.P., Reservoir Capital Partners, L.P., Reservoir Capital Investment Partners, L.P. and Reservoir Capital Master Fund II, L.P., General Electric Capital Corporation, as agent for the Lenders and the lenders under the Mexican Facility, and ITG.

“Notice of Borrowing” means a notice given by the Borrower Representative to the Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means all Loans and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, the Agent, any L/C Issuer or any other Person required to be indemnified, that arises under any Loan Document or with respect to Bank Products, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary of any Credit Party, the ordinary course of such Person’s business, as conducted by any such Person consistent with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, any of the following, as applicable, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation and (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Parras Cone” means Parras Cone de Mexico, S.A. de C.V, a Mexican stock limited liability company.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means the Acquisition (other than the Permitted BST Acquisition and the Romanian Acquisition) by a Borrower or any Wholly-Owned Subsidiary of a Borrower of (i) substantially all of the assets of a Target, which assets are located in an Eligible Country or such other countries with Agent’s consent (which shall not be unreasonably withheld) or (ii) 100% of the Stock and Stock Equivalents of a Target to the extent that each of the following conditions shall have been satisfied:

(a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied at the time of the funding of any such Loan;

(b) the Borrowers shall have furnished to the Agent and Lenders at least ten (10) Business Days (or such shorter period of time as the Agent may consent (such consent not to be unreasonably withheld)) prior to the consummation of such Acquisition (1) a description of the terms and conditions of such Acquisition and, at the request of the Agent, such other information and documents that the Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated, any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) copies of such other agreements, instruments and other documents relating to such Acquisition as the Agent reasonably shall request and (3) in the case of any Acquisition in which the cash consideration paid is in excess of the US Dollar Equivalent of $5,000,000 in the aggregate, pro forma financial statements of ITG and its Subsidiaries after giving effect to the consummation of such Acquisition;

(c) the Borrowers and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13;

(d) such Acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e) no Default or Event of Default shall then exist or would exist after giving effect thereto; and

(f) after giving effect to such Acquisition, Average Adjusted Availability shall not be less than $30,000,000.

“Permitted BST Acquisition” means the acquisition by ITG, or a Subsidiary of ITG which is not otherwise a Credit Party, of all of the outstanding capital stock or assets of BST where the sole consideration received is Stock of ITG and to the extent that each of the following conditions shall have been satisfied:

(a) after giving effect thereto no violation of Section 4.15 shall have occurred or would result after giving effect thereto;

(b) receipt by the Agent of a certified copy of an executed tax sharing agreement (the “Tax Sharing Agreement”), the terms of which shall not put the Lenders in a materially worse position than they would otherwise have been in had the “Permitted BST Acquisition” not occurred and/or the Tax Sharing Agreement had not been entered into; and

(c) evidence satisfactory to the Agent (i) that one Independent Director (such Independent Director’s votes shall be limited to matters relating to the insolvency, winding-up or liquidation of a US Member of the BST Group and changes to the corporate document governing such matters) has been appointed to the board of each US Member of the BST Group and (ii) that the constitutional documents of each US Member of the BST Group has been amended to provide for such Independent Director and his/her related voting rights.

“Permitted Investor” means any of WLR, WLR Recovery Fund II, LP, WLR Recovery Fund III, LP and WLR-GS MasterCo-Investments, L.P..

“Permitted Proceeds” means any proceed received by any holder of the 18% Senior Note Subordinated Indebtedness from the equity interests of BST.

“Permitted Reorganization Transactions” means a series of transactions effected by ITG among itself and certain of its Subsidiaries and BST and its subsidiaries as described in the step plan dated April 14, 2008 entitled “ITG Legal Entity Realignment” prepared by Ernst & Young, attached to the Eleventh Amendment as Schedule A as such step plan may be modified from time to time so long as in the case of any such modification that is materially adverse to the Lenders, the Majority Lenders approved such modification.

“Permitted Subordinated Debt Payments” shall have the meaning ascribed thereto in the Noteholder Subordination Agreement.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to the Agent pursuant to the terms of any Collateral Document.

“Pounds Sterling” and “£” each means lawful currency of the United Kingdom.

“Preferred Stock” means the convertible preferred stock referenced in the Preferred Stock Commitment Letter.

“Preferred Stock Commitment Letter” means the Equity Commitment Letter dated as of the date hereof among WLR Recovery Fund II, L.P., WLR Recovery Fund III, L.P. and ITG.

“Preferred Stock Issuance” means the issuance of the Preferred Stock in accordance with the Preferred Stock Commitment Letter.

“Pre-Merger ITG” means International Textile Group, Inc. (n/k/a ITG Holdings, Inc.), a Delaware corporation, in existence prior to the merger contemplated by the Merger Agreement.

“Pre-Merger SCI” means Safety Components International, Inc. (n/k/a International Textile Group, Inc.), a Delaware corporation, in existence prior to the merger contemplated by the Merger Agreement.

“Prior Indebtedness” means the Indebtedness and obligations specified on Schedule 11.1(a) hereto.

“Pro Forma EBITDA” means, with respect to any Target, EBITDA for such Target for the most recent twelve (12) month period for which financial statements are available at the time of determination thereof, adjusted by verifiable expense reductions, including excess owner compensation, if any, which are expected to be realized, in each case calculated by the Borrowers reasonably acceptable to the Agent.

“Projections” means the annual business plan of ITG for fiscal year 2007, which includes a projected balance sheet, income statement and statement of cash flows.

“Property” means any interest in any kind of property, asset or undertaking, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Issuance” means an offering or series of offerings of stock of ITG or any Holding Company pursuant to a registration statement under the Securities Act of 1933, which stock is listed on the New York Stock Exchange or NASDAQ and the incurrence of additional non-revolving Indebtedness by ITG permitted by the terms hereof or otherwise consented to by Majority Lenders, which, collectively, result in gross proceeds of at least $175,000,000.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements relating to interest or currency exchange rates.

“Related Agreements” means the Mexican Facility and the Mexican Sale Agreement.

“Relative Commitment Factor” means, at any date of determination, a fraction where the numerator is the principal amount of all commitments outstanding under this Agreement and the denominator is the sum of the principal amounts of all commitments outstanding under this Agreement, the Mexican Facility and the BST Facility.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority in any jurisdiction, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means, with respect to the Borrowing Base (a) reserves established by the Agent from time to time against Eligible Accounts and Eligible Inventory pursuant to Exhibit 11.1(b) and (b) such other reserves against Eligible Accounts, Eligible Inventory or Availability that the Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness shall be deemed to be a reasonable exercise of the Agent’s credit judgment.

“Responsible Officer” means the chief executive officer or the president of a Borrower or the Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of a Borrower or the Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans and, if applicable, participations in Swing Loans.)

“Revolving Note” means a promissory note of the Borrowers payable to the order of a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of such Borrowers under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) March 31, 2011; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Romanian Acquisition” means the purchase by Automotive Safety Components International RO SRL of all or substantially all of the assets of the automotive air bag manufacturing business of Parat SO s.r.l., a Romanian corporation for a cash purchase price not to exceed 5,600,000 Euros.

“Secured Party” means the Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date: (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person; (b) such Person is generally able to pay all liabilities of such Person as such liabilities mature, (c) such Person does not have unreasonably small capital; and (d) in the case of any person incorporated in England and Wales only, a Person that is not “unable to pay its debts”. In this context, “unable to pay its debts” means that there are no grounds on which such Person would be deemed unable to pay its debts (as defined in Section 123(1) of the Insolvency Act 1986 of England Wales (as amended by the Enterprise Act 2002 of England and Wales) on the basis that the words “proved to the satisfaction of the court” are deemed omitted from sections 123(1)(e) and 123(2) of that Act) or on which a court would be satisfied that the value of such Person’s assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities (as such term would be construed for the purposes of Section 123(2) of the Insolvency Act 1986 of England and Wales (as amended by the Enterprise Act 2002 of England and Wales)). The amount of contingent or unliquidated liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, shares, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Creditors” shall have the meaning ascribed thereto in the Noteholder Subordination Agreement.

“Subordinated Debt Costs and Expenses” means reasonable out-of-pocket costs and expenses payable by ITG to the holders of the 18% Senior Note Subordinated Indebtedness pursuant to the terms of the 18% Senior Note Documents as in effect on the date of this Agreement or as modified in accordance with the terms of this Agreement.

“Subordinated Indebtedness” means unsecured Indebtedness held by Persons that are not Affiliates of the Credit Parties subordinated in right of payment to the Obligations, which may provide for a cap on the principal amount of the Obligations equal to $165,000,000 plus ten percent (10%) of such amount (or $215,000,000 plus 10%

of such amount if the Revolving Loan Commitments are increased in accordance herewith) and such Indebtedness is subject to the following terms: (a) no cross-default to the Obligations but may be subject to cross-acceleration; (b) the sole financial covenant, if any, is at least ten percent (10%) less restrictive than the financial covenant set forth herein; (c) basket amount qualifications in negative covenants and events of default are at least ten percent (10%) larger than those contained herein; (d) the maturity date is no earlier than twelve months after the Revolving Termination Date; (e) interest payable in cash does not exceed twelve percent (12%) per annum, payable quarterly or semi-annually; (f) no principal amortization until the maturity thereof; (g) permanent payment blockage in the event of a payment default with respect to the Obligations; (h) one hundred and eighty (180) day payment blockage with respect to a covenant default under this Agreement; (i) not more than one payment blockage period with respect to a covenant default during any period of 360 days; (j) one hundred and twenty (120) day standstill period for enforcement of remedies, subject to termination upon a bankruptcy filing by a Credit Party or enforcement actions by Agent; (k) holders of such Indebtedness may have the right to file and vote their claims in bankruptcy, subject to the right of Agent to file proofs of claim if the holders of such Indebtedness fail to do so in a timely manner; and (l) any limitations on amendments to this Agreement are limited to (i) caps on increases in the principal amount as set forth above, (ii) 200 basis point increases in per annum interest margins (excluding any applicable default rate) (iii) extensions of Revolving Termination Date not to exceed three (3) years and (iv) no amendment that directly prohibits payment of such Indebtedness.

“Subordinated Indebtedness Document” means all agreements and documents relating to any Subordinated Indebtedness.

“Subordinated Seller Note” means a promissory note in the amount of approximately $70,000,000 (representing the difference between the assets received by ITG and BST, respectively, pursuant to the Permitted Reorganization Transactions) made by BST and payable to ITG.

“Subordination Agreement” means a subordination agreement between Agent, the Person providing the Subordinated Indebtedness, the applicable Credit Party or Subsidiary of any Credit Party, on terms reasonably acceptable to Agent.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Notwithstanding anything to the contrary contained herein, a “Subsidiary” of ITG or a Credit Party shall in no event include BST or any of its Subsidiaries, any Subsidiary of Denim which is a company organized under the laws of Mexico, the Joint Ventures, or Subsidiaries of a Credit Party that are not themselves Credit Parties and that have been designated as Excluded Subsidiaries in a notice from Borrower Representative to Agent.

“Swingline Commitment” means $15,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as the Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of the Agent (or, if there is no such successor Agent, the Majority Lenders) and the Borrowers, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrowers payable to the order of a Lender in substantially the form of Exhibit 11.1(e) hereto, evidencing Indebtedness of such Borrowers under the Swingline Commitment of such Lender.

“Target” means any Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) each Credit Party and their Subsidiaries and (b) any Affiliate of a Credit Party with which such Credit Party files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Sharing Agreement” has the meaning specified in the definition of “Permitted BST Acquisition”.

“Thirteenth Amendment Effective Date” means September 30, 2008.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Twelfth Amendment” means that certain Amendment No. 12 to Credit Agreement dated as of April 14, 2008 among Borrowers, the other Credit Parties party thereto, the Agent and the Lenders.

“UBS” means UBS Securities LLC.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “US” each means the United States of America.

“US Dollar Equivalent” means, with respect to any amount denominated in Dollars, such amount of Dollars, and with respect to any amount denominated in a currency other than Dollars, the amount of Dollars, as of any date of determination, into which such other currency (as the context may require) can be converted in accordance with prevailing exchange rates, as determined in accordance herewith.

“US Lender Party” means each of the Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person under and as defined in Section 7701(a)(30) of the Code.

“WFF Payment Amount” means, as at any date of determination, the aggregate principal amount of, and accrued and unpaid interest and Unused Commitment Fee in respect of, all outstanding Revolving Loans and Revolving Loan Commitments, as applicable, of Wells Fargo Foothill, LLC.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Withdrawal Liabilities” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“WLR” means WL Ross & Co., LLC, a Delaware limited liability company.

“WLR Affiliate” means any Person, other than ITG and any of ITG’s Subsidiaries or any Person in which ITG directly or indirectly owns ten percent (10%) or more of the outstanding equity interests, that would constitute an Affiliate hereunder solely because such Person is controlled by WLR or any fund managed by WLR, or because WLR or any fund managed by WLR directly or indirectly owns ten percent (10%) or more of the outstanding equity interests of such Person.

“WLR Realignment Loan” means that certain WLR Subordinated Indebtedness evidenced by a Subordinated Promissory Note in the principal amount of $25,000,000, substantially in the form of Exhibit 11.1(f) to this Agreement.

“WLR Subordinated Indebtedness” means unsecured Indebtedness provided by one or more Permitted Investors, subordinated in right of payment to the Obligations providing no limitation on the amount of the Obligations and such Indebtedness is subject to the following terms: (a) no cross-default to the Obligations but may be subject to cross-acceleration; (b) no financial covenants; (c) negative covenants will be limited to those set forth in this Agreement and will be automatically amended or waived in lock-step with any amendment or waiver of corresponding covenants in this Agreement; (d) the maturity date is no less than twelve months after the Revolving Termination Date; provided, that if the Revolving Termination Date is extended, such maturity date will also be extended for a corresponding period; (e) interest on any such Indebtedness is only paid by the issuance of payment-in-kind notes payable at maturity; (f) no principal amortization until maturity; (g) permanent standstill until the Obligations (including successive refinancings thereof) are paid in full; (h) holders of such Indebtedness retain the right to file and vote their claims in bankruptcy, subject to the right of Agent to file proofs of claims if the holders of such Indebtedness fail to do so in a timely manner; and (i) the holders of such Indebtedness have no rights to consent to amendments or waivers to this Agreement of the other Loan Documents.

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any Requirement of Law are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by ITG shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrowers, the Agent and the Majority Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

11.4 Payments. The Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by the Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than the Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:

INTERNATIONAL TEXTILE GROUP, INC.

BURLINGTON INDUSTRIES LLC
CONE JACQUARDS LLC
CONE DENIM LLC
CARLISLE FINISHING LLC
SAFETY COMPONENTS FABRIC TECHNOLOGIES, INC.

By:
Name:
Title:

NARRICOT INDUSTRIES LLC

By: International Textile Group, Inc., its sole member

By:
Name:
Title:

Signature Page of Credit Agreement

IN WITNESS WHEREOF, the following parties hereto have caused this Agreement in their capacity as Credit Parties and not as Borrowers to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

OTHER CREDIT PARTIES:

APPAREL FABRICS PROPERTIES, INC.
BURLINGTON INDUSTRIES V, LLC
CONE ADMINISTRATIVE AND SALES LLC
CONE INTERNATIONAL HOLDINGS II, INC.
INTERNATIONAL TEXTILE GROUP ACQUISITION GROUP LLC
BURLINGTON WORLDWIDE INC.
CONE DENIM WHITE OAK LLC
CONE INTERNATIONAL HOLDINGS, INC.
CONE ACQUISITION LLC
WLR CONE MILLS IP, INC.

By:
Name:
Title:

VALENTEC WELLS, LLC

By: International Textile Group, Inc., its sole member

By:
Name:
Title:

Signature Page of Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as the Agent, L/C Issuer, Swingline Lender and as a Lender

By:
Title:	Its Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation

201 Merritt 7

P.O. Box 5201

Norwalk, Connecticut 06851

Attn: International Textiles Group, Account Officer

Facsimile: (203) 956-4238

With a copy to:

General Electric Capital Corporation

401 Merritt 7

P.O. Box 5401

Norwalk, Connecticut 06851

Attn: General Counsel-Corporate Lending

Facsimile: (203) 956-4001

Address for payments:

Payment To: Deutsche Bank Trust Company Americas

Account Name: GECC CFS CIF Collection A/C

ABA Number: 021-001-033

Account Number: 50-279-513

Reference: CFN # 8683/ITG-SCI

Signature Page of Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

UBS LOAN FINANCE LLC

By:
Title:

By:
Title:

Address for notices:

Lending office:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

THE CIT GROUP/COMMERCIAL SERVICES, INC.

By:
Title:

Address for notices:

Lending office:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

BANK OF AMERICA, N.A.

By:
Title:

Address for notices:

Lending office: